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Freeport-McMoRan Copper & Gold Inc. Reports
Second-Quarter and Six-Month 2010 Results

▪
Net income attributable to common stock for second-quarter 2010 was $649 million, $1.40 per share, compared with net income of $588 million, $1.38 per share, for second-quarter 2009.  Net income attributable to common stock for the first six months of 2010 was $1.5 billion, $3.40 per share, compared with $631 million, $1.54 per share, for the first six months of 2009.

▪
Consolidated sales from mines for second-quarter 2010 totaled 914 million pounds of copper, 298 thousand ounces of gold and 16 million pounds of molybdenum, compared with 1.1 billion pounds of copper, 837 thousand ounces of gold and 16 million pounds of molybdenum for second-quarter 2009.

▪
Consolidated sales from mines for the year 2010 are expected to approximate 3.8 billion pounds of copper, 1.8 million ounces of gold and 63 million pounds of molybdenum, including 970 million pounds of copper, 410 thousand ounces of gold and 15 million pounds of molybdenum for third-quarter 2010.

▪
Consolidated unit net cash costs (net of by-product credits) averaged $0.97 per pound for second-quarter 2010, compared with $0.43 per pound for second-quarter 2009.  Assuming average prices of $1,200 per ounce for gold and $14 per pound for molybdenum for the second half of 2010, consolidated unit net cash costs (net of by-product credits) are estimated to average approximately $0.86 per pound for the year 2010.  Quarterly unit net cash costs will vary with fluctuations in sales volumes of copper and by-products.

▪
Operating cash flows totaled $1.1 billion for second-quarter 2010 and $2.9 billion for the first six months of 2010.  Using estimated 2010 sales volumes and assuming average prices of $3.00 per pound for copper, $1,200 per ounce for gold and $14 per pound for molybdenum for the second half of 2010, operating cash flows for the year 2010 are estimated to exceed $5 billion.

▪
Capital expenditures totaled $296 million for second-quarter 2010 and $527 million for the first six months of 2010.  FCX currently expects capital expenditures to approximate $1.7 billion for the year 2010, including $0.9 billion for sustaining capital and $0.8 billion for major projects.  A number of studies are ongoing, which may result in increased capital spending programs.

▪
At June 30, 2010, total debt approximated $4.8 billion and consolidated cash approximated $3.0 billion.  During the second quarter of 2010, FCX repaid $1.3 billion in debt, including the April 1st redemption of $1.0 billion of outstanding Senior Floating Rate Notes due 2015.

▪	During the second quarter of 2010, FCX’s 6¾% Mandatory Convertible Preferred Stock converted into 39 million shares of FCX common stock.

▪
FCX’s Board of Directors declared a common stock dividend of $0.30 per share payable on August 1, 2010, to holders of record as of July 15, 2010.  As previously announced, during the second quarter of 2010, FCX’s Board of Directors authorized an increase in the annual cash dividend on its common stock from $0.60 per share to $1.20 per share ($0.30 per share quarterly).

PHOENIX, AZ, July 21, 2010 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported second-quarter 2010 net income attributable to common stock of $649 million, $1.40 per share, compared with net income of $588 million, $1.38 per share, for the second quarter of 2009.  For the six months ended June 30, 2010, FCX reported net income attributable to common stock of $1.5 billion, $3.40 per share, compared with $631 million, $1.54 per share, in the 2009 six-month period.

James R. Moffett, Chairman of the Board, and Richard C. Adkerson, President and Chief Executive Officer, said, “Our second-quarter results reflect continued strong production and cost management throughout our global portfolio of mining operations.  During the quarter, we executed our operating plans effectively, strengthened our balance sheet and advanced projects to enhance our future growth options.  We remain positive about the outlook for our business based on the fundamentals of global supply and demand.  We anticipate generating strong cash flows, which would enable us to invest in future growth and return cash to shareholders.”

SUMMARY FINANCIAL AND OPERATING DATA

	Three Months				Six Months
	Ended June 30,				Ended June 30,
	2010		2009		2010		2009
Financial Data (in millions, except per share amounts)
Revenuesa	$3,864		$3,684		$8,227		$6,286
Operating income	$1,424		$1,508		$3,472		$2,180
Net income	$832		$812		$2,047		$1,019
Net income attributable to common stockb	$649	c	$588		$1,546	c	$631
Diluted net income per share of common stock	$1.40	c	$1.38		$3.40	c	$1.54
Diluted weighted-average common shares outstanding	473		471		474		426
Operating cash flowsd	$1,064		$1,154		$2,882		$896
Capital expenditures	$296		$375		$527		$894

FCX Operating Data
Copper (millions of recoverable pounds)
Production	930		1,069		1,859		2,110
Sales, excluding purchased metal	914		1,102		1,874		2,122
Average realized price per pound	$3.06		$2.22		$3.13		$2.03
Site production and delivery unit costs per pounde	$1.41		$1.04	f	$1.38		$1.05	f
Unit net cash costs per pounde	$0.97		$0.43	f	$0.89		$0.54	f
Gold (thousands of recoverable ounces)
Production	316		802		765		1,397
Sales, excluding purchased metal	298		837		776		1,382
Average realized price per ounce	$1,234		$932		$1,171		$919
Molybdenum (millions of recoverable pounds)
Production	17		13		34		27
Sales, excluding purchased metal	16		16		33		26
Average realized price per pound	$18.18		$10.11		$16.62		$10.65

a.	Includes impacts of adjustments to provisionally priced concentrate and cathode sales recognized in prior periods (see discussion on page 10).

b.	After noncontrolling interests and preferred dividends.

c.
Includes losses on early extinguishment of debt totaling $42 million to net income attributable to common stock or $0.09 per share in second-quarter 2010 and $65 million to net income attributable to common stock or $0.14 per share in the first six months of 2010.

d.
Includes working capital sources (uses) of $(173) million in second-quarter 2010, $(31) million in second-quarter 2009, $107 million in the first six months of 2010 and $(926) million in the first six months of 2009.

e.
Reflects per pound weighted-average site production and delivery unit costs and unit net cash costs, net of by-product credits.  For reconciliations of unit costs per pound by operating division to production and delivery costs reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX’s web site, “www.fcx.com.”

f.	Excludes results from Tenke Fungurume, where start-up activities were still under way during the 2009 periods.

OPERATIONS

Consolidated.  Second-quarter 2010 consolidated copper sales of 914 million pounds were higher than the April 2010 estimate of 830 million pounds but lower than the second-quarter 2009 copper sales of 1.1 billion pounds.  The variance to the April 2010 estimate primarily reflects favorable production performance in North and South America and Indonesia and the timing of shipments, principally in North America.  The variance to the 2009 period primarily reflects the anticipated lower copper ore grades at Grasberg resulting from planned mine sequencing and anticipated lower sales from South America mines, partially offset by higher sales from the Tenke Fungurume mine in Africa.

Second-quarter 2010 consolidated gold sales of 298 thousand ounces were higher than the April 2010 estimate of 270 thousand ounces but significantly lower than the second-quarter 2009 gold sales of 837 thousand ounces.  The favorable variance to the April 2010 estimate primarily reflects timing of mine sequencing at Grasberg.  The variance to the 2009 period primarily reflects anticipated lower gold ore grades at Grasberg resulting from planned mine sequencing.

Consolidated molybdenum sales totaled 16 million pounds in each of the second quarter periods.  The second-quarter 2010 sales were higher than the April 2010 estimate of 15 million pounds because of improved demand in the chemicals sector.

Consolidated unit site production and delivery costs averaged $1.41 per pound of copper in the second quarter of 2010, compared with second-quarter 2009 unit costs of $1.04 per pound.  Second-quarter 2010 unit net cash costs, net of by-product credits, averaged $0.97 per pound, compared with $0.43 per pound in the year-ago period.  The higher unit net cash costs primarily reflected anticipated lower copper and gold volumes at Grasberg and South America, partly offset by higher by-product gold and molybdenum prices.

Assuming average prices of $1,200 per ounce for gold and $14 per pound for molybdenum for the second half of 2010 and using current 2010 sales and costs estimates; consolidated unit net cash costs (net of by-product credits and including Tenke Fungurume) are expected to average approximately $0.86 per pound for the year 2010.  Quarterly unit net cash costs will vary with fluctuations in sales volumes.  Unit net cash costs for 2010 would change by approximately $0.01 per pound for each $50 per ounce change in the average price of gold for the second half of 2010 and by approximately $0.005 per pound for each $2 per pound change in the average price of molybdenum for the second half of 2010.

Development Activities.  FCX has significant reserves and future development opportunities within its portfolio of assets.  At December 31, 2009, in addition to estimated proven and probable reserves of 104 billion pounds of copper (determined using a long-term average price of $1.60 per pound for copper), FCX identified estimated mineralized material (assessed using a long-term average price of $2.00 per pound for copper) with incremental contained copper of an additional 122 billion pounds.  FCX continues to evaluate opportunities to convert this material into reserves, future production volumes and cash flow.

FCX is undertaking major development projects, including the development of the El Abra sulfide reserves and the massive underground ore bodies at Grasberg.  FCX is also advancing development activities at the Climax primary molybdenum project.

In addition, studies are under way to evaluate the potential to more than double the concentrator capacity at the large Cerro Verde mine, a major mill project in the El Abra district, various mill projects to process significant sulfide ore in North America and staged expansion options at Tenke Fungurume.  The advancement of these studies will provide flexibility in initiating expansion projects as market conditions warrant, enabling FCX to continue to maintain its position as one of the largest copper producers in the world.

North America Copper Mines.  FCX operates six open-pit copper mines in North America (Morenci, Sierrita, Bagdad, Safford and Miami in Arizona and Tyrone in New Mexico).  By-product molybdenum is produced primarily at Sierrita and Bagdad.  All of the North America mining operations are wholly owned, except for Morenci.  FCX records its 85 percent joint venture interest in Morenci using the proportionate consolidation method.

	Three Months		Six Months
	Ended June 30,		Ended June 30,
North America Copper Mining Operations	2010	2009	2010	2009

Copper (millions of recoverable pounds)
Production	263	272	527	561
Sales, excluding purchased metal	289	281	580	582
Average realized price per pound	$3.21	$2.18	$3.27	$1.88

Molybdenum (millions of recoverable pounds)a
Production	5	7	11	13

Unit net cash costs per pound of copper:
Site production and delivery, excluding adjustments	$1.46	$1.24	$1.39	$1.28
By-product credits, primarily molybdenum	(0.38)	(0.21)	(0.32)	(0.19)
Treatment charges	0.09	0.09	0.08	0.08
Unit net cash costsb	$1.17	$1.12	$1.15	$1.17

a.	Represents by-product production. Sales of by-product molybdenum are reflected in the molybdenum division discussion on page 9.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX’s web site, “www.fcx.com.”

Second-quarter 2010 consolidated copper sales in North America of 289 million pounds were higher than second-quarter 2009 sales of 281 million pounds.

For the year 2010, FCX expects sales from North America copper mines to approximate 1.1 billion pounds of copper, compared with 1.2 billion pounds of copper for 2009.  FCX is increasing mining and milling rates at its Morenci mine and is restarting its Miami mine, which are expected to result in higher production in future periods (see “Operating and Development Activities” below).

North America unit site production and delivery costs were higher in the second quarter of 2010, compared with the second quarter of 2009, primarily because of higher input costs and increased mining and milling activities at certain mines.  Second-quarter 2010 unit net cash costs benefited from higher by-product credits primarily because of higher molybdenum prices.

Based on current operating plans, assuming an average molybdenum price of $14 per pound for the second half of 2010 and using current 2010 sales and costs estimates, FCX estimates that average unit net cash costs, including molybdenum credits, for its North America copper mines would approximate $1.24 per pound of copper for the year 2010.  Unit net cash costs for 2010 would change by approximately $0.02 per pound for each $2 per pound change in the average price of molybdenum for the second half of 2010.

Operating and Development Activities.  At Morenci, FCX has commenced a staged ramp up from the current mining rate of 450,000 metric tons of ore per day to 635,000 metric tons per day.  In addition, FCX restarted the Morenci mill in March 2010 to process available sulfide material currently being mined.  Mill throughput averaged 28,000 metric tons of ore per day during the second quarter of 2010 and is expected to increase to approximately 50,000 metric tons per day by 2011.  The increased mining and milling activities are expected to expose additional ore and enable copper production to increase by approximately 125 million pounds annually beginning in 2011.  Further increases to Morenci’s mining rate are being evaluated.

FCX has initiated mining activities at the Miami mine in Arizona to improve efficiencies of ongoing reclamation projects associated with historical mining operations at the site.  During an approximate five-year mine life, FCX expects to ramp up production at Miami to approximately 100 million pounds of copper per year by the second half of 2011.  FCX is investing $40 million in this project, which is benefiting from the use of existing mining equipment.

FCX is advancing plans to construct a sulphur burner at Safford, which will provide a more cost effective source of sulphuric acid used in solution extraction/electrowinning operations and lower transportation costs.  This project is expected to be complete during 2011 at a capital investment of approximately $150 million.

FCX is evaluating the restart of mining and milling activities at the Chino mine in New Mexico, which were suspended in late 2008 in response to global economic conditions.  The preliminary economics of the project appear attractive and would increase copper production by approximately 150 to 200 million pounds per year.  At December 31, 2009, Chino’s reserves, excluding metal in stockpiles, totaled 1.1 billion pounds of copper (determined using a long-term average price of $1.60 per pound for copper) and reserves would increase with higher prices.

Operating plans at the other North America sites are being assessed and adjustments will be made based on market conditions.

South America Mining.  FCX operates four copper mines in South America – Cerro Verde in Peru and Candelaria, Ojos del Salado and El Abra in Chile.  FCX owns a 53.56 percent interest in Cerro Verde, an open-pit mine currently producing both electrowon copper cathodes and copper concentrates.  FCX owns 80 percent of the Candelaria and Ojos del Salado mining complexes, which include the Candelaria open-pit and underground mines and the Ojos del Salado underground mines.  These mines use common processing facilities to produce copper concentrates.  FCX owns a 51 percent interest in El Abra, an open-pit mine producing electrowon copper cathodes.  All operations in South America are consolidated in FCX’s financial statements.
	Three Months		Six Months
	Ended June 30,		Ended June 30,
South America Mining Operations	2010	2009	2010	2009

Copper (millions of recoverable pounds)
Production	329	358	651	706
Sales	311	363	618	713
Average realized price per pound	$3.02	$2.22	$3.07	$2.10

Gold (thousands of recoverable ounces)
Production	20	24	39	47
Sales	20	25	39	48
Average realized price per ounce	$1,221	$928	$1,175	$915

Molybdenum (millions of recoverable pounds)a
Production	1	-	3	1

Unit net cash costs per pound of copper:
Site production and delivery, excluding adjustments	$1.22	$1.00	$1.21	$1.00
Molybdenum and gold credits	(0.19)	(0.10)	(0.18)	(0.11)
Treatment charges	0.11	0.15	0.13	0.15
Unit net cash costsb	$1.14	$1.05	$1.16	$1.04

a.	Represents by-product production. Sales of by-product molybdenum are reflected in the molybdenum division discussion on page 9.

b.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX’s web site, “www.fcx.com.”

Consolidated copper sales in South America totaled 311 million pounds in the second quarter of 2010, 14 percent lower than second-quarter 2009 sales, primarily reflecting lower ore grades at Candelaria and timing of shipments at Cerro Verde.

For the year 2010, FCX expects South America sales of 1.3 billion pounds of copper and 100 thousand ounces of gold, compared with 1.4 billion pounds of copper and 90 thousand ounces of gold for 2009.  Projected sales volumes for 2010 are lower than 2009 primarily because of the impacts of anticipated lower ore grades, principally at El Abra in connection with the depletion of the oxide ore resource and the transition to the sulfide deposit.

South America unit site production and delivery costs were higher in the second quarter of 2010, compared with the second quarter of 2009, primarily because of lower sales volumes.  Partly offsetting these higher unit costs were higher molybdenum credits and lower treatment charges.

Using current 2010 sales and costs estimates, FCX estimates that average unit net cash costs, including molybdenum and gold credits, for its South America mining operations would approximate $1.18 per pound of copper for the year 2010.

Operating and Development Activities.  FCX is engaged in construction activities associated with the development of a large sulfide deposit at El Abra to extend its mine life by over 10 years.  Production from the sulfide ore, which will ramp up to approximately 300 million pounds of copper per year, is expected to begin in 2012 and will replace the currently depleting oxide copper production.  The capital investment for this project is expected to total $725 million through 2015, including $535 million for the initial phase of the project expected to be completed in 2012.  In addition, FCX has initiated studies for a potential milling operation to process additional sulfide material and to achieve higher recoveries.

FCX is completing a project to optimize throughput at the existing Cerro Verde concentrator.  The project, which is expected to be completed by the end of 2010, is expected to increase mill throughput from 108,000 metric tons of ore per day to 120,000 metric tons per day resulting in incremental annual production of approximately 30 million pounds of copper.  The capital investment for this project is expected to total approximately $50 million.

In addition, FCX is evaluating a large scale concentrator expansion at Cerro Verde.  Reserve additions in recent years have provided opportunities potentially to more than double the existing facility’s capacity.  A feasibility study is expected to be completed in the first half of 2011.

Indonesia Mining.  Through its 90.64 percent owned and wholly consolidated subsidiary PT Freeport Indonesia (PT-FI), FCX operates the world’s largest copper and gold mine in terms of reserves at its Grasberg operations in Papua, Indonesia.
	Three Months		Six Months
	Ended June 30,		Ended June 30,
Indonesia Mining Operations	2010	2009	2010	2009

Copper (millions of recoverable pounds)
Production	276	403	555	807
Sales	259	432	555	801
Average realized price per pound	$2.95	$2.24	$3.05	$2.06

Gold (thousands of recoverable ounces)
Production	294	778	723	1,348
Sales	276	811	734	1,332
Average realized price per ounce	$1,235	$932	$1,171	$919

Unit net cash costs (credits) per pound of copper:
Site production and delivery, excluding adjustments	$1.62	$0.93	$1.58	$0.92
Gold and silver credits	(1.41)	(1.80)	(1.61)	(1.58)
Treatment charges	0.26	0.22	0.24	0.21
Royalties	0.11	0.12	0.11	0.09
Unit net cash costs (credits)a	$0.58	$(0.53)	$0.32	$(0.36)

a.
For a reconciliation of unit net cash costs (credits) per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX’s web site, “www.fcx.com.”

As expected, Indonesia reported lower copper and gold sales in the second quarter of 2010, compared to the second quarter of 2009, as a result of sequencing of mining in a lower ore-grade section of the Grasberg open pit.  At the Grasberg mine, the sequencing in mining areas with varying ore grades causes fluctuations in the timing of ore production resulting in fluctuations in quarterly and annual sales of copper and gold.

PT-FI has revised its mine plans to incorporate precautionary remedial activities and geotechnical considerations affecting a relatively high-grade section of the Grasberg open pit previously scheduled to be mined in 2010 and 2011.  The impact of these mine plan changes results in the deferral of approximately 130 million pounds of copper and 270,000 ounces of gold, net to PT-FI's interest, from the 2010 to 2014 period to the 2015 to 2016 period.  The revised plans, which are subject to ongoing review and optimization, reflect timing differences and do not result in significant changes to reserves or ultimate production from the open pit.

FCX expects Indonesia sales of 1.2 billion pounds of copper and 1.7 million ounces of gold for the year 2010, compared with 1.4 billion pounds of copper and 2.5 million ounces of gold for 2009.  Anticipated changes in ore grades throughout the year are expected to result in significant variability in quarterly volumes.  Mine sequencing at Grasberg is expected to result in higher copper and gold grades beginning in the fourth quarter of 2010.

Indonesia unit site production and delivery costs were higher in the second quarter of 2010, compared with the second quarter of 2009, primarily because of anticipated lower copper volumes for the 2010 period.  Unit site production and delivery costs will vary with fluctuations in production volumes because of the primarily fixed nature of PT-FI’s cost structure.  Gold credits were lower in the second quarter of 2010 because of lower gold volumes, which also resulted in higher unit net cash costs in the second quarter of 2010.

Assuming an average gold price of $1,200 per ounce for the second half of 2010 and using current 2010 sales and costs estimates, FCX expects PT-FI’s average unit net cash costs, including gold and silver credits, to approximate $0.14 per pound for the year 2010.  Unit net cash costs for 2010 would change by approximately $0.04 per pound for each $50 per ounce change in the average price of gold for the second half of 2010.  Quarterly unit net cash costs will vary significantly with variations in quarterly metal sales volumes.

Africa Mining.  FCX holds an effective 57.75 percent interest in the Tenke Fungurume copper and cobalt mining concessions in the Katanga province of the Democratic Republic of Congo (DRC) and is the operator of the project.  Construction activities on the approximately $2 billion initial project were completed in 2009.  Production of copper cathode commenced in March 2009 and achieved targeted rates in September 2009.  The cobalt plant and sulphuric acid plant were commissioned in the third quarter of 2009.  Tenke Fungurume continues to address start-up and quality issues in the cobalt circuit and expects to implement corrective actions over the next several quarters.  Based on the 10-year average of current design operations, Tenke Fungurume expects to produce 250 million pounds of copper and 18 million pounds of cobalt per year.  Higher grades of cobalt in the initial years are expected to result in higher than life-of-mine average annual cobalt production volumes.

	Three Months				Six Months
	Ended June 30,				Ended June 30,
Africa Mining Operations	2010		2009		2010		2009

Copper (millions of recoverable pounds)
Production	62		36		126		36
Sales	55		26		121		26
Average realized price per pound	$2.96		$2.20		$3.12		$2.20

Cobalt (millions of contained pounds)
Production	4		N/A	a	9		N/A	a
Sales	4		N/A	a	7		N/A	a
Average realized price per pound	$12.74		N/A	a	$11.91		N/A	a

Unit net cash costs per pound of copper:
Site production and delivery, excluding adjustments	$1.27		N/A	a	$1.32		N/A	a
Cobalt credits	(0.54	)b	N/A	a	(0.46	)b	N/A	a
Royalties	0.06		N/A	a	0.07		N/A	a
Unit net cash costsc	$0.79		N/A	a	$0.93		N/A	a

a.	Information has not been included for the 2009 periods as start-up activities were still under way.

b.	Net of cobalt downstream processing and freight costs.

c.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX’s web site, “www.fcx.com.”

FCX expects Tenke Fungurume sales of approximately 250 million pounds of copper and 20 million pounds of cobalt for the year 2010, compared with 130 million pounds of copper and 3 million pounds of cobalt for 2009.

During the second quarter of 2010, Tenke Fungurume’s unit site production and delivery costs averaged $1.27 per pound of copper and its unit net cash costs, net of cobalt by-product credits, averaged $0.79 per pound of copper.

FCX has recently updated its cost forecast for Tenke Fungurume to incorporate revised modeling for estimated sulphuric acid consumption, increased input costs and actual cost history, and increased government fees and administrative costs associated with the complex nature of the operating environment in the DRC.  Assuming an average cobalt price of $12 per pound for the second half of 2010 and the year 2011, average unit net cash costs are expected to approximate $0.93 per pound of copper for the year 2010 and $0.80 per pound of copper for the year 2011.  Each $2 per pound change in the average price of cobalt would impact unit net cash costs by approximately $0.10 per pound of copper.

Operating and Development Activities.  FCX continues to engage in drilling activities, exploration analyses and metallurgical testing to evaluate the potential of the highly prospective district at Tenke Fungurume and expects its ore reserves to increase significantly over time.  These analyses are being incorporated in future plans to evaluate opportunities for expansion.  FCX is completing studies to evaluate a second phase of the project, which would include optimizing the current plant and increasing capacity.  A range of expansion options are being considered.

The milling facilities, which were designed to produce at a capacity rate of 8,000 metric tons of ore per day, have been performing above capacity in recent months.  Tenke Fungurume is procuring additional mining equipment, which will enable additional high-grade material to be mined and processed.  Based on these enhancements to the mine plan and an expected mill throughput rate of 10,000 metric tons of ore per day, FCX estimates copper production will increase from the current level of 250 million pounds per annum to a rate approximating 290 million pounds per annum during 2011.

Other Matters.  FCX is continuing to work with the DRC government to resolve the ongoing contract review and a number of administrative disputes.  FCX believes its contract is fair and equitable, complies with Congolese law and is enforceable without modification.

Molybdenum.  FCX is the world’s largest producer of molybdenum.  FCX conducts molybdenum mining operations at its wholly owned Henderson underground mine in Colorado and sells by-product molybdenum from its North and South America copper mines.

	Three Months			Six Months
	Ended June 30,			Ended June 30,
Molybdenum Mining Operations	2010	2009		2010	2009

Molybdenum (millions of recoverable pounds)
Productiona	11	6		20	13
Sales, excluding purchased metalb	16	16		33	26
Average realized price per pound	$18.18	$10.11		$16.62	$10.65

Unit net cash costs per pound of molybdenumc	$5.73	$7.09	d	$5.65	$6.87	d

a.	Amounts reflect production at the Henderson molybdenum mine.

b.	Includes sales of molybdenum produced as a by-product at the North and South America copper mines.

c.
For a reconciliation of unit net cash costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements, refer to the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX’s web site, “www.fcx.com.”

d.
Includes freight and downstream conversion costs totaling $1.10 per pound in the second quarter of 2009 and $1.09 per pound in the 2009 six-month period that were not included in unit net cash costs in prior years.

Consolidated molybdenum sales from the Henderson mine and by-product mines totaled 16 million pounds in each of the second quarter periods.  Molybdenum markets were significantly affected beginning in the fourth quarter of 2008 by the downturn in global economic conditions, resulting in FCX’s operating its Henderson mine at reduced rates throughout 2009.  Improved market conditions have resulted in an increase in Henderson rates to approximately 90 percent capacity.

For the year 2010, FCX expects molybdenum sales from its mines to approximate 63 million pounds (includes by-product production of approximately 30 million pounds from the North and South America copper mines), compared with 58 million pounds in 2009 (includes by-product production of 27 million pounds from the North and South America copper mines).  The weekly average Metals Week Molybdenum Dealer Oxide price as of July 20, 2010, was $13.88 per pound.

Unit net cash costs at the Henderson primary molybdenum mine were lower in the second quarter of 2010, compared with the second quarter of 2009, primarily because of higher volumes.  Using current 2010 sales estimates, FCX expects average unit net cash costs for its Henderson mine to approximate $6.25 per pound of molybdenum for the year 2010.

Operating and Development Activities.  FCX is monitoring market conditions to determine the timing for restarting construction of the Climax molybdenum project, which was suspended in the fourth quarter of 2008.  FCX believes that this project is one of the most attractive primary molybdenum development projects in the world, with large scale production capacity, attractive cash costs and future growth options.  The Climax mine would have an initial annual design capacity of 30 million pounds with significant expansion options.  FCX has continued to advance the project to prepare for resumption of construction activities as market conditions improve.  As of June 30, 2010, the estimated remaining costs for the project approximate $500 million.  FCX is investing $60 million to advance certain construction activities during the next several months to provide flexibility in start-up timing options.

EXPLORATION ACTIVITIES

FCX is conducting exploration activities near its existing mines with a focus on opportunities to expand reserves that will support the development of additional future production capacity in the large mineral districts where it currently operates.  Significantly expanded drilling activities in recent years have been successful in generating meaningful reserve additions and in identifying potential additional mineral resources adjacent to existing ore bodies.  Results indicate opportunities for significant future potential reserve additions at Morenci, Sierrita and Bagdad in North America; Cerro Verde and El Abra in South America and in the Tenke Fungurume district.

Exploration spending in 2010 is estimated to approximate $120 million, compared with $72 million in 2009.  Exploration activities will continue to focus primarily on the potential in FCX’s existing mineral districts.

PROVISIONAL PRICING AND OTHER

For the first six months of 2010, approximately 47 percent of FCX’s mined copper was sold in concentrate, 27 percent as cathode and 26 percent as rod from North America operations.  Under the long-established structure of sales agreements prevalent in the industry, substantially all of FCX’s concentrate and cathode sales are provisionally priced at the time of shipment.  The provisional prices are finalized in a contractually specified future period generally one to four months from the shipment date, primarily based on quoted London Metal Exchange (LME) prices.  Because a significant portion of FCX’s concentrate and cathode sales in any quarterly period usually remain subject to final pricing, the quarter-end forward price is a major determinant of recorded revenues and the average recorded copper price for the period.

At March 31, 2010, 372 million pounds of copper sales at FCX’s copper mining operations (net of intercompany sales and noncontrolling interests) were provisionally priced at an average of $3.53 per pound.  Unfavorable adjustments to the March 31, 2010, provisionally priced copper sales decreased second-quarter 2010 consolidated revenues by $169 million ($72 million to net income attributable to common stock or $0.15 per share), and favorable adjustments to the March 31, 2009, provisionally priced copper sales increased second-quarter 2009 consolidated revenues by $43 million ($13 million to net income attributable to common stock or $0.03 per share).  Unfavorable adjustments to the December 31, 2009, provisionally priced copper sales decreased consolidated revenues in the first six months of 2010 by $23 million ($9 million to net income attributable to common stock or $0.02 per share), and favorable adjustments to the December 31, 2008, provisionally priced copper sales increased consolidated revenues in the first six months of 2009 by $132 million ($62 million to net income attributable to common stock or $0.15 per share).

LME copper prices averaged $3.18 per pound during the second quarter of 2010, compared with FCX’s recorded average price of $3.06 per pound.  At June 30, 2010, FCX had copper sales of 364 million pounds of copper at its copper mining operations (net of intercompany sales and noncontrolling interests) priced at an average of $2.95 per pound, subject to final pricing over the next several months.  Each $0.05 change from the June 30, 2010, average price for provisionally priced copper sales would have an approximate $12 million effect on FCX’s 2010 net income attributable to common stock.  The LME closing settlement price for copper on July 20, 2010, was $2.96 per pound.

FCX defers recognizing profits on its PT-FI and South America sales to Atlantic Copper and on 25 percent of PT-FI’s sales to PT Smelting, PT-FI’s 25 percent-owned Indonesian smelting unit, until final sales to third parties occur.  FCX’s net deferred profits on PT-FI and South America concentrate inventories at Atlantic Copper and PT Smelting to be recognized in future periods’ net income attributable to common stock totaled $137 million at December 31, 2009, $157 million at March 31, 2010, and $93 million at June 30, 2010.  Changes in FCX’s net deferrals attributable to variability in intercompany volumes resulted in additions to net income attributable to common stock totaling $20 million, $0.04 per share, in the second quarter of 2010 and reductions of $28 million, $0.06 per share, in the first six months of 2010.  For the 2009 periods, changes in FCX’s net deferrals attributable to variability in intercompany volumes resulted in additions to net income attributable to common stock totaling $13 million, $0.03 per share, for the second quarter and reductions of $3 million, $0.01 per share, for the first six months of 2009.  Quarterly variations in ore grades, the timing of intercompany shipments and changes in product prices will result in variability in FCX’s net deferred profits and quarterly earnings.

CASH FLOWS, CASH, DEBT and EQUITY

Operating cash flows totaled $1.1 billion for the second quarter of 2010, net of $173 million of working capital requirements, and $2.9 billion for the first six months of 2010, including $107 million from working capital sources.  Capital expenditures totaled $296 million for the second quarter of 2010 and $527 million for the first six months of 2010.

At June 30, 2010, FCX had consolidated cash of $3.0 billion.  Net of noncontrolling interests’ share, taxes and other costs, cash available to parent company totaled $2.2 billion as shown below (in billions):

	June 30,
	2010
Cash at domestic companies	$1.0	a
Cash at international operations	2.0
Total consolidated cash	3.0
Less: Noncontrolling interests’ share	(0.6)
Cash, net of noncontrolling interests’ share	2.4
Withholding taxes and other	(0.2)
Net cash	$2.2

a.	Includes cash at FCX’s parent and North America mining operations.

At June 30, 2010, FCX had $4.8 billion in debt.  FCX had no borrowings and $42 million of letters of credit issued under its revolving credit facilities, resulting in total availability of approximately $1.5 billion at June 30, 2010.

During the second quarter of 2010, FCX reduced debt by $1.3 billion, including the April 1st redemption of $1.0 billion of outstanding Senior Floating Rate Notes due 2015 and repayment of $278 million of its senior debt through open-market purchases at a cost of $302 million.  From January 1, 2009, through June 30, 2010, FCX has repaid approximately $2.6 billion in debt (approximately 35 percent of outstanding debt on January 1, 2009), resulting in estimated annual interest savings of approximately $172 million.

FCX’s debt maturities through 2012 are indicated in the table below (in millions).

2010	$5
2011	97
2012	5
Total 2010 – 2012	$107

At June 30, 2010, FCX had 470 million common shares outstanding.  In the second quarter of 2010, FCX’s 6¾% Mandatory Convertible Preferred Stock converted into 39 million shares of FCX common stock (conversion rate equal to 1.3716 shares of FCX common stock).

OUTLOOK

Projected sales volumes for 2010 approximate 3.8 billion pounds of copper, 1.8 million ounces of gold and 63 million pounds of molybdenum, including 970 million pounds of copper, 410 thousand ounces of gold and 15 million pounds of molybdenum in the third quarter of 2010.  Mining sequencing at Grasberg is resulting in significant fluctuations in quarterly sales of copper and gold during 2010.

Using current 2010 sales estimates and assuming average prices of $3.00 per pound of copper, $1,200 per ounce of gold and $14 per pound of molybdenum for the second half of 2010, FCX’s consolidated operating cash flows are estimated to exceed $5 billion in 2010.  The impact of price changes in the second half of 2010 on FCX’s 2010 operating cash flows would approximate $150 million for each $0.10 per pound change for copper, $30 million for each $50 per ounce change for gold and $25 million for each $2 per pound change for molybdenum.

FCX’s capital expenditures are currently estimated to approximate $1.7 billion for 2010.  Capital expenditures for major projects in 2010 are expected to approximate $0.8 billion, which primarily includes underground development activities at Grasberg, the sulfide ore project at El Abra and investments in a new sulphur burner facility at Safford.  Capital spending plans will continue to be reviewed and adjusted in response to changes in market conditions and other factors.

FINANCIAL POLICY

FCX has a long-standing tradition of seeking to build shareholder value through pursuing development projects with high rates of return and returning cash to shareholders through common stock dividends and share purchases.

In April 2010, FCX’s Board of Directors authorized an increase in the cash dividend on common stock from an annual rate of $0.60 per share to $1.20 per share ($0.30 per share quarterly).  The first quarterly dividend of $0.30 per share was declared on June 24, 2010, and is payable on August 1, 2010.

There are 23.7 million shares remaining under FCX’s 30 million share open-market share purchase program.  The Board will continue to review FCX’s financial policy on an ongoing basis.

                                           -----------------------------------------------------------------------

FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.

The company’s portfolio of assets includes the Grasberg mining complex, the world’s largest copper and gold mine in terms of recoverable reserves, significant mining operations in the Americas, including the large scale Morenci and Safford minerals districts in North America and the Cerro Verde and El Abra operations in South America, and the Tenke Fungurume minerals district in the DRC.  Additional information about FCX is available on FCX’s web site at “www.fcx.com.”

Cautionary Statement and Regulation G Disclosure: This press release contains forward-looking statements in which FCX discusses its performance in the future.  Forward-looking statements are all statements other than statements of historical facts, such as those statements regarding projected ore grades and milling rates, projected production and sales volumes, projected unit net cash costs, projected operating cash flows, projected capital expenditures, the impact of copper, gold, molybdenum and cobalt price changes, reserve estimates, potential prepayments of debt, future dividend payments and potential share purchases.  The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be,” and any similar expressions and/or statements that are not historical facts, in each case as they relate to FCX or its management, are intended to identify those assertions as forward-looking statements.  The declaration and payment of dividends is at the discretion of FCX’s Board of Directors and will depend on FCX’s financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.  This press release also includes forward-looking statements regarding mineralized material not included in reserves.  The mineralized material described in this press release will not qualify as reserves until comprehensive engineering studies establish their economic feasibility.  Accordingly, no assurance can be given that the estimated mineralized material not included in reserves will become proven and probable reserves.

In making any forward-looking statements, the person making them believes that the expectations are based on reasonable assumptions.  FCX cautions readers that those statements are not guarantees of future performance and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements.  Important factors that can cause FCX’s actual results to differ materially from those anticipated in the forward-looking statements include commodity prices, mine sequencing, production rates, industry risks, regulatory changes, political risks, the potential effects of violence in Indonesia, potential outcomes of the contract review process and resolution of administrative disputes in the Democratic Republic of Congo, weather-related risks, labor relations, environmental risks, litigation results, currency translation risks and other factors described in more detail under the heading “Risk Factors” in FCX's Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission (SEC).  Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on FCX’s results of operations or financial condition.  FCX cautions readers that it assumes no obligation to update the forward-looking statements in this press release and does not intend to update the forward-looking statements more frequently than quarterly.

This press release also contains certain financial measures such as unit net cash costs per pound of copper and per pound of molybdenum.  As required by SEC Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are in the supplemental schedule, “Product Revenues and Production Costs,” beginning on page VII, which is available on FCX’s web site, “www.fcx.com.”

A copy of this release is available on FCX’s web site, “www.fcx.com.”  A conference call with securities analysts about second-quarter 2010 results is scheduled for today at 10:00 a.m. Eastern Time.  The conference call will be broadcast on the Internet along with slides.  Interested parties may listen to the conference call live and view the slides by accessing “www.fcx.com.”  A replay of the webcast will be available through Friday, August 20, 2010.
# # #

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA

	Three Months Ended June 30,
	Production				Sales
COPPER (millions of recoverable pounds)	2010		2009		2010		2009
MINED COPPER (FCX’s net interest in %)
North America
Morenci (85%)	114	a	103	a	118	a	111	a
Bagdad (100%)	49		55		55		54
Safford (100%)	32		36		41		38
Sierrita (100%)	37		43		41		41
Tyrone (100%)	20		21		22		20
Chino (100%)	8		10		9		13
Miami (100%)	3		4		3		4
Other (100%)	-		-		-		-
Total North America	263		272		289		281

South America
Cerro Verde (53.56%)	166		169		150		174
Candelaria/Ojos del Salado (80%)	80		98		77		99
El Abra (51%)	83		91		84		90
Total South America	329		358		311		363

Indonesia
Grasberg (90.64%)	276	b	403	b	259	b	432	b

Africa
Tenke Fungurume (57.75%)	62		36		55		26

Consolidated	930		1,069		914		1,102

Less noncontrolling interests	186		196		173		196
Net	744		873		741		906

Consolidated sales from mines					914		1,102
Purchased copper					44		51
Total consolidated sales					958		1,153

Average realized price per pound					$3.06		$2.22

GOLD (thousands of recoverable ounces)
MINED GOLD (FCX’s net interest in %)
North America (100%)	2		-		2		1
South America (80%)	20		24		20		25
Indonesia (90.64%)	294	b	778	b	276	b	811	b
Consolidated	316		802		298		837

Less noncontrolling interests	31		77		30		81
Net	285		725		268		756

Total consolidated sales					298		837

Average realized price per ounce					$1,234		$932

MOLYBDENUM (millions of recoverable pounds)
MINED MOLYBDENUM (FCX’s net interest in %)
Henderson (100%)	11		6		N/A		N/A
By-product – North America (100%)	5		7		N/A		N/A
By-product – Cerro Verde (53.56%)	1		-		N/A		N/A
Consolidated	17		13		16		16

Less noncontrolling interests	-	c	-	c	-	c	-	c
Net	17		13		16		16

Consolidated sales from mines					16		16
Purchased molybdenum					1		2
Total consolidated sales					17		18

Average realized price per pound					$18.18		$10.11

COBALT (millions of contained pounds)
MINED COBALT (FCX’s net interest in %)
Tenke Fungurume (57.75%)	4		N/A	d	4		N/A	d
Consolidated	4		N/A	d	4		N/A	d

Less noncontrolling interests	2		N/A	d	2		N/A	d
Net	2		N/A	d	2		N/A	d

Total consolidated sales					4		N/A	d

Average realized price per pound					$12.74		N/A	d

a. Net of Morenci’s joint venture partner’s 15 percent interest.
b. Net of Grasberg’s joint venture partner’s interest, which varies in accordance with the terms of the joint venture agreement.
c. Amount rounds to less than 1 million.
d. Information has not been included for second-quarter 2009 as start-up activities were still under way.

I

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA (continued)

	Six Months Ended June 30,
	Production				Sales
COPPER (millions of recoverable pounds)	2010		2009		2010		2009
MINED COPPER (FCX’s net interest in %)
North America
Morenci (85%)	212	a	216	a	225	a	235	a
Bagdad (100%)	101		110		112		107
Safford (100%)	79		83		92		79
Sierrita (100%)	72		84		81		83
Tyrone (100%)	40		42		44		40
Chino (100%)	16		18		18		30
Miami (100%)	6		8		7		8
Other (100%)	1		-		1		-
Total North America	527		561		580		582

South America
Cerro Verde (53.56%)	331		336		306		341
Candelaria/Ojos del Salado (80%)	152		194		151		195
El Abra (51%)	168		176		161		177
Total South America	651		706		618		713

Indonesia
Grasberg (90.64%)	555	b	807	b	555	b	801	b

Africa
Tenke Fungurume (57.75%)	126		36		121		26

Consolidated	1,859		2,110		1,874		2,122

Less noncontrolling interests	372		372		354		370
Net	1,487		1,738		1,520		1,752

Consolidated sales from mines					1,874		2,122
Purchased copper					65		91
Total consolidated sales					1,939		2,213

Average realized price per pound					$3.13		$2.03

GOLD (thousands of recoverable ounces)
MINED GOLD (FCX’s net interest in %)
North America (100%)	3		2		3		2
South America (80%)	39		47		39		48
Indonesia (90.64%)	723	b	1,348	b	734	b	1,332	b
Consolidated	765		1,397		776		1,382

Less noncontrolling interests	75		135		77		134
Net	690		1,262		699		1,248

Total consolidated sales					776		1,382

Average realized price per ounce					$1,171		$919

MOLYBDENUM (millions of recoverable pounds)
MINED MOLYBDENUM (FCX’s net interest in %)
Henderson (100%)	20		13		N/A		N/A
By-product – North America (100%)	11		13		N/A		N/A
By-product – Cerro Verde (53.56%)	3		1		N/A		N/A
Consolidated	34		27		33		26

Less noncontrolling interests	1		1		1		1
Net	33		26		32		25

Consolidated sales from mines					33		26
Purchased molybdenum					2		3
Total consolidated sales					35		29

Average realized price per pound					$16.62		$10.65

COBALT (millions of contained pounds)
MINED COBALT (FCX’s net interest in %)
Tenke Fungurume (57.75%)	9		N/A	c	7		N/A	c
Consolidated	9		N/A	c	7		N/A	c

Less noncontrolling interests	4		N/A	c	3		N/A	c
Net	5		N/A	c	4		N/A	c

Total consolidated sales					7		N/A	c

Average realized price per pound					$11.91		N/A	c

a. Net of Morenci’s joint venture partner’s 15 percent interest.
b. Net of Grasberg’s joint venture partner’s interest, which varies in accordance with the terms of the joint venture agreement.
c. Information has not been included for the 2009 six-month period as start-up activities were still under way.

II

FREEPORT-McMoRan COPPER & GOLD INC.
SELECTED OPERATING DATA (continued)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2010	2009		2010	2009
100% North America Copper Mining Operating Data
Solution Extraction/Electrowinning (SX/EW) Operations
Leach ore placed in stockpiles (metric tons per day)	646,100	553,700		624,100	611,200
Average copper ore grade (percent)	0.25	0.31		0.25	0.30
Copper production (millions of recoverable pounds)	182	201		384	423

Mill Operations
Ore milled (metric tons per day)	195,300	170,600		179,200	175,700
Average ore grades (percent):
Copper	0.32	0.31		0.31	0.33
Molybdenum	0.02	0.03		0.02	0.03
Copper recovery rate (percent)	81.4	84.8		83.3	85.3
Production (millions of recoverable pounds):
Copper	100	89		180	177
Molybdenum (by-product)	5	7		11	13

100% South America Mining Operating Data
SX/EW Operations
Leach ore placed in stockpiles (metric tons per day)	247,400	260,200		251,600	255,400
Average copper ore grade (percent)	0.42	0.44		0.43	0.45
Copper production (millions of recoverable pounds)	130	141		263	278

Mill Operations
Ore milled (metric tons per day)	187,100	186,300		183,600	184,400
Average ore grades (percent):
Copper	0.62	0.67		0.62	0.68
Molybdenum	0.02	0.02		0.02	0.02
Copper recovery rate (percent)	89.9	90.2		89.5	89.6
Production (millions of recoverable pounds):
Copper	199	217		388	428
Molybdenum	1	-		3	1

100% Indonesia Mining Operating Data
Ore milled (metric tons per day)	223,400	237,700		228,700	237,600
Average ore grades:
Copper (percent)	0.81	1.10		0.79	1.11
Gold (grams per metric ton)	0.63	1.51		0.75	1.32
Recovery rates (percent):
Copper	89.1	90.6		88.7	90.6
Gold	78.2	83.6		78.7	82.9
Production (recoverable):
Copper (millions of pounds)	305	457		613	913
Gold (thousands of ounces)	319	849		785	1,468

100% Africa Mining Operating Data
Ore milled (metric tons per day)	8,800	6,800		9,200	6,300	a
Average ore grades (percent):
Copper	3.87	3.45		3.78	3.21	a
Cobalt	0.35	N/A	b	0.40	N/A	b
Copper recovery rate (percent)	90.7	92.1		91.2	92.1	a
Production (millions of pounds)
Copper (recoverable)	62	36		126	36	a
Cobalt (contained)	4	N/A	b	9	N/A	b

100% North America Primary Molybdenum Mine Operating Data
Henderson Molybdenum Mine Operations
Ore milled (metric tons per day)	22,800	11,700		23,000	13,400
Average molybdenum ore grade (percent)	0.25	0.27		0.24	0.25
Molybdenum production (millions of recoverable pounds)	11	6		20	13

a.	Represents year-to-date results since March 2009.
b.	Information has not been included for the 2009 periods as start-up activities were still under way.

III

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2010		2009		2010		2009
	(In Millions, Except Per Share Amounts)
Revenues	$3,864	a	$3,684	a	$8,227	a	$6,286	a
Cost of sales:
Production and delivery	2,052		1,809		3,970		3,371
Depreciation, depletion and amortization	249		256		520		488
Lower of cost or market inventory adjustments	-		-		-		19	b
Total cost of sales	2,301		2,065		4,490		3,878
Selling, general and administrative expenses	101		89		196		151
Exploration and research expenses	38		24		69		54
Restructuring and other charges	-		(2)		-		23	c
Total costs and expenses	2,440		2,176		4,755		4,106
Operating income	1,424		1,508		3,472		2,180
Interest expense, net	(122	)d	(158	)d	(267	)d	(289	)d
Losses on early extinguishment of debt	(50)		-		(77)		-
Other income (expense), net	9		(3)		21		(17)
Income before income taxes and equity in
affiliated companies’ net earnings	1,261		1,347		3,149		1,874
Provision for income taxes	(433)		(542)		(1,111)		(873)
Equity in affiliated companies’ net earnings	4		7		9		18
Net income	832		812		2,047		1,019
Net income attributable to noncontrolling interests	(168)		(164)		(438)		(268)
Preferred dividends	(15)		(60)		(63)		(120)
Net income attributable to FCX common stockholders	$649		$588		$1,546		$631

Net income per share attributable to FCX common stockholders:
Basic	$1.42		$1.43		$3.48		$1.56
Diluted	$1.40		$1.38		$3.40		$1.54	e

Weighted-average common shares outstanding:
Basic	458		412		444		406
Diluted	473		471		474		426	e

Dividends declared per share of common stock	$0.30		$-		$0.45		$-

a.
Includes (negative) positive adjustments to provisionally priced copper sales recognized in the prior periods totaling $(169) million in second-quarter 2010, $43 million in second-quarter 2009, $(23) million in the 2010 six-month period and $132 million in the 2009 six-month period.

b.	Relates to molybdenum inventories.
c.	Relates to contract cancellation costs and staff reductions primarily at the Morenci mine, partially offset by gains related to pension and postretirement special benefits and curtailments.
d.
Consolidated interest expense (before capitalization) totaled $132 million in second-quarter 2010, $172 million in second-quarter 2009, $283 million in the 2010 six-month period and $348 million in the 2009 six-month period.  Lower interest expense in the 2010 periods primarily reflects the impact of debt repayments during 2009 and the first half of 2010.  Capitalized interest totaled $10 million in second-quarter 2010, $14 million in second-quarter 2009, $16 million in the 2010 six-month period and $59 million in the 2009 six-month period. Lower capitalized interest in the 2010 periods primarily reflects the completion of development activities for the initial project at the Tenke Fungurume mine.

e.
Preferred dividends of $97 million and additional shares of common stock of approximately 39 million shares for the 6¾% Mandatory Convertible Preferred Stock were excluded for the 2009 six-month period because they were anti-dilutive.

IV

FREEPORT-McMoRan COPPER & GOLD INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30,		December 31,
	2010		2009
	(In Millions)
ASSETS
Current assets:
Cash and cash equivalents	$3,042		$2,656
Trade accounts receivable	1,009		1,517
Other accounts receivable	235		286
Inventories:
Product	1,031		1,110
Materials and supplies, net	1,097		1,093
Mill and leach stockpiles	768		667
Other current assets	111		104
Total current assets	7,293		7,433
Property, plant, equipment and development costs, net	16,272		16,195
Long-term mill and leach stockpiles	1,353		1,321
Intangible assets, net	333		347
Other assets	728		700
Total assets	$25,979		$25,996

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$2,065		$2,038
Dividends payable, including dividends payable to noncontrolling interests	329		99
Accrued income taxes	240		474
Current portion of reclamation and environmental obligations	198		214
Current portion of long-term debt and short-term borrowings	101		16
Rio Tinto share of joint venture cash flows	50		161
Total current liabilities	2,983		3,002
Long-term debt, less current portion	4,684	a	6,330
Deferred income taxes	2,612		2,503
Reclamation and environmental obligations, less current portion	2,005		1,981
Other liabilities	1,402		1,423
Total liabilities	13,686		15,239
Equity:
FCX stockholders’ equity:
6¾% Mandatory Convertible Preferred Stock	-	b	2,875
Common stock	59	b	55
Capital in excess of par value	18,639	b	15,680
Accumulated deficit	(4,466)		(5,805)
Accumulated other comprehensive loss	(268)		(273)
Common stock held in treasury	(3,432)		(3,413)
Total FCX stockholders’ equity	10,532		9,119
Noncontrolling interests	1,761		1,638
Total equity	12,293		10,757
Total liabilities and equity	$25,979		$25,996

a.
During the first six months of 2010, FCX purchased in the open market $218 million of its 8.25% Senior Notes due 2015 for $237 million (an average purchase price of 108.4 percent) and $329 million of its 8.375% Senior Notes due 2017 for $358 million (an average purchase price of 108.5 percent).  In addition, FCX redeemed all of its $1.0 billion of outstanding Senior Floating Rate Notes due 2015 for 101 percent of the principal amount together with accrued and unpaid interest.

b.	During the second quarter of 2010, FCX‘s 6¾% Mandatory Convertible Preferred Stock converted into 39 million shares of FCX common stock.

V

FREEPORT-McMoRan COPPER & GOLD INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
	2010	2009
	(In Millions)
Cash flow from operating activities:
Net income	$2,047	$1,019
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation, depletion and amortization	520	488
Lower of cost or market inventory adjustments	-	19
Stock-based compensation	75	57
Charges for reclamation and environmental obligations, including accretion	75	112
Payments of reclamation and environmental obligations	(97)	(47)
Losses on early extinguishment of debt	77	-
Deferred income taxes	107	61
Intercompany profit on PT Freeport Indonesia sales to PT Smelting	(29)	37
Increase in long-term mill and leach stockpiles	(31)	(31)
Changes in other assets and liabilities	5	71
Other, net	26	36
(Increases) decreases in working capital:
Accounts receivable	502	(803)
Inventories, and mill and leach stockpiles	(39)	53
Other current assets	(9)	105
Accounts payable and accrued liabilities	(161)	(675)
Accrued income and other taxes	(186)	394
Net cash provided by operating activities	2,882	896

Cash flow from investing activities:
Capital expenditures:
North America copper mines	(81)	(100)
South America	(154)	(111)
Indonesia	(195)	(128)
Africa	(50)	(458)
Other	(47)	(97)
Proceeds from the sale of assets and other, net	8	(1)
Net cash used in investing activities	(519)	(895)

Cash flow from financing activities:
Net proceeds from sale of common stock	-	740
Proceeds from debt	35	155
Repayments of debt	(1,655)	(285)
Cash dividends and distributions paid:
Common stock	(130)	-
Preferred stock	(95)	(120)
Noncontrolling interests	(145)	(63)
Contributions from noncontrolling interests	15	29
Net payments for stock-based awards	(6)	(7)
Excess tax benefit from stock-based awards	4	-
Other	-	(3)
Net cash (used in) provided by financing activities	(1,977)	446

Net increase in cash and cash equivalents	386	447
Cash and cash equivalents at beginning of year	2,656	872
Cash and cash equivalents at end of period	$3,042	$1,319

VI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS

PRODUCT REVENUES AND UNIT NET CASH COSTS
Unit net cash costs per pound of copper and per pound of molybdenum are measures intended to provide investors with information about the cash-generating capacity of FCX’s mining operations expressed on a basis relating to the primary metal product for the respective operations.  FCX uses this measure for the same purpose and for monitoring operating performance by its mining operations.  This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP.  This measure is presented by other metals mining companies, although FCX’s measures may not be comparable to similarly titled measures reported by other companies.

FCX presents gross profit per pound of copper using both a “by-product” method and a “co-product” method.  FCX uses the by-product method in its presentation of gross profit per pound of copper because (i) the majority of its revenues are copper revenues, (ii) it mines ore, which contains copper, gold, molybdenum and other metals, (iii) it is not possible to specifically assign all of FCX’s costs to revenues from the copper, gold, molybdenum and other metals it produces, (iv) it is the method used to compare mining operations in certain industry publications and (v) it is the method used by FCX’s management and Board of Directors to monitor operations.  In the co-product method presentations, shared costs are allocated to the different products based on their relative revenue values, which will vary to the extent FCX’s metals sales volumes and realized prices change.

In both the by-product and the co-product method calculations, FCX shows adjustments to copper revenues for prior period open sales as separate line items.  Because the copper pricing adjustments do not result from current period sales, FCX has reflected these separately from revenues on current period sales.  Noncash and other costs consist of items such as stock-based compensation costs, lower of cost or market inventory adjustments, write-offs of equipment or unusual charges.  They are removed from site production and delivery costs in the calculation of unit net cash costs.  Gold, molybdenum and other metal revenues at copper mines are reflected as credits against site production and delivery costs in the by-product method.

VII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum a	Other b	Total

Revenues, excluding adjustments	$925	$925	$104	$19	$1,048

Site production and delivery, before net noncash
and other costs shown below	421	376	51	9	436
By-product creditsa	(108)	-	-	-	-
Treatment charges	26	26	-	-	26
Net cash costs	339	402	51	9	462
Depreciation, depletion and amortization	66	62	3	1	66
Noncash and other costs, net	53	52	1	-	53
Total costs	458	516	55	10	581
Revenue adjustments, primarily for hedging	(1)	(1)	-	-	(1)
Idle facility and other non-inventoriable costs	(21)	(21)	-	-	(21)
Gross profit	$445	$387	$49	$9	$445

Copper sales (millions of recoverable pounds)	288	288
Molybdenum sales (millions of recoverable pounds)c			5

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments	$3.21	$3.21	$17.34

Site production and delivery, before net noncash
and other costs shown below	1.46	1.31	8.55
By-product creditsa	(0.38)	-	-
Treatment charges	0.09	0.08	-
Unit net cash costs	1.17	1.39	8.55
Depreciation, depletion and amortization	0.23	0.22	0.64
Noncash and other costs, net	0.19	0.18	0.04
Total unit costs	1.59	1.79	9.23
Revenue adjustments, primarily for hedging	-	-	-
Idle facility and other non-inventoriable costs	(0.08)	(0.08)	(0.01)
Gross profit per pound	$1.54	$1.34	$8.10

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$1,048	$436	$66
Net noncash and other costs per above	N/A	53	N/A
Treatment charges per above	N/A	26	N/A
Revenue adjustments, primarily for hedging per above	(1)	N/A	N/A
Idle facility and other non-inventoriable costs per above	N/A	21	N/A
Eliminations and other	(3)	1	5
North America copper mines	1,044	537	71
South America mining	849	389	59
Indonesia mining	927	427	57
Africa mining	207	96	30
Molybdenum	325	190	12
Rod & Refining	1,129	1,121	2
Atlantic Copper Smelting & Refining	616	605	9
Corporate, other & eliminations	(1,233)	(1,313)	9
As reported in FCX’s consolidated financial statements	$3,864	$2,052	$249

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver product revenues and production costs.
c. Reflects molybdenum produced by the North America copper mines.

VIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2009
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum a	Other b	Total

Revenues, excluding adjustments	$615	$615	$60	$10	$685

Site production and delivery, before net noncash
and other costs shown below	350	318	38	6	362
By-product creditsa	(58)	-	-	-	-
Treatment charges	25	24	-	1	25
Net cash costs	317	342	38	7	387
Depreciation, depletion and amortization	60	57	3	-	60
Noncash and other costs, net	41	41	-	-	41
Total costs	418	440	41	7	488
Revenue adjustments, primarily for hedging	19	19	-	-	19
Idle facility and other non-inventoriable costs	(24)	(24)	-	-	(24)
Gross profit	$192	$170	$19	$3	$192

Copper sales (millions of recoverable pounds)	281	281
Molybdenum sales (millions of recoverable pounds)c			7

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments	$2.18	$2.18	$8.43

Site production and delivery, before net noncash
and other costs shown below	1.24	1.13	5.34
By-product creditsa	(0.21)	-	-
Treatment charges	0.09	0.08	-
Unit net cash costs	1.12	1.21	5.34
Depreciation, depletion and amortization	0.21	0.21	0.36
Noncash and other costs, net	0.15	0.14	0.04
Total unit costs	1.48	1.56	5.74
Revenue adjustments, primarily for hedging	0.06	0.06	-
Idle facility and other non-inventoriable costs	(0.08)	(0.08)	-
Gross profit per pound	$0.68	$0.60	$2.69

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$685	$362	$60
Net noncash and other costs per above	N/A	41	N/A
Treatment charges per above	N/A	25	N/A
Revenue adjustments, primarily for hedging per above	19	N/A	N/A
Idle facility and other non-inventoriable costs per above	N/A	24	N/A
Eliminations and other	(1)	9	4
North America copper mines	703	461	64
South America mining	884	366	69
Indonesia mining	1,610	415	78
Africa mining	57	92	14
Molybdenum	186	162	13
Rod & Refining	747	743	2
Atlantic Copper Smelting & Refining	415	419	9
Corporate, other & eliminations	(918)	(849)	7
As reported in FCX’s consolidated financial statements	$3,684	$1,809	$256

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver product revenues and production costs.
c. Reflects molybdenum produced by the North America copper mines.

IX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Molybdenum a	Other b	Total

Revenues, excluding adjustments	$1,890	$1,890	$181	$31	$2,102

Site production and delivery, before net noncash
and other costs shown below	802	725	92	14	831
By-product creditsa	(183)	-	-	-	-
Treatment charges	48	47	-	1	48
Net cash costs	667	772	92	15	879
Depreciation, depletion and amortization	144	136	7	1	144
Noncash and other costs, net	77	76	1	-	77
Total costs	888	984	100	16	1,100
Revenue adjustments, primarily for hedging	(2)	(2)	-	-	(2)
Idle facility and other non-inventoriable costs	(39)	(39)	-	-	(39)
Gross profit	$961	$865	$81	$15	$961

Copper sales (millions of recoverable pounds)	579	579
Molybdenum sales (millions of recoverable pounds)c			11

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments	$3.27	$3.27	$15.71

Site production and delivery, before net noncash
and other costs shown below	1.39	1.25	8.00
By-product creditsa	(0.32)	-	-
Treatment charges	0.08	0.08	-
Unit net cash costs	1.15	1.33	8.00
Depreciation, depletion and amortization	0.25	0.24	0.63
Noncash and other costs, net	0.13	0.13	0.05
Total unit costs	1.53	1.70	8.68
Revenue adjustments, primarily for hedging	-	-	-
Idle facility and other non-inventoriable costs	(0.08)	(0.08)	(0.01)
Gross profit per pound	$1.66	$1.49	$7.02

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$2,102	$831	$144
Net noncash and other costs per above	N/A	77	N/A
Treatment charges per above	N/A	48	N/A
Revenue adjustments, primarily for hedging per above	(2)	N/A	N/A
Idle facility and other non-inventoriable costs per above	N/A	39	N/A
Eliminations and other	(2)	6	9
North America copper mines	2,098	1,001	153
South America mining	1,918	765	120
Indonesia mining	2,386	902	120
Africa mining	456	206	60
Molybdenum	600	375	25
Rod & Refining	2,202	2,188	4
Atlantic Copper Smelting & Refining	1,249	1,233	19
Corporate, other & eliminations	(2,682)	(2,700)	19
As reported in FCX’s consolidated financial statements	$8,227	$3,970	$520

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver product revenues and production costs.
c. Reflects molybdenum produced by the North America copper mines.

X

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

North America Copper Mines Product Revenues and Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2009
	By-Product	Co-Product Method
(In Millions)	Method	Copper		Molybdenum a	Other b	Total

Revenues, excluding adjustments	$1,095	$1,095		$119	$16	$1,230

Site production and delivery, before net noncash
and other costs shown below	746	696		64	8	768
By-product creditsa	(113)	-		-	-	-
Treatment charges	50	49		-	1	50
Net cash costs	683	745		64	9	818
Depreciation, depletion and amortization	131	126		4	1	131
Noncash and other costs, net	87	86		1	-	87
Total costs	901	957		69	10	1,036
Revenue adjustments, primarily for hedging	88	88		-	-	88
Idle facility and other non-inventoriable costs	(62)	(62)		-	-	(62)
Gross profit	$220	$164		$50	$6	$220

Copper sales (millions of recoverable pounds)	582	582
Molybdenum sales (millions of recoverable pounds)c				13

Gross profit per pound of copper and molybdenum:

Revenues, excluding adjustments	$1.88	$1.88		$9.02

Site production and delivery, before net noncash
and other costs shown below	1.28	1.19		4.85
By-product creditsa	(0.19)	-		-
Treatment charges	0.08	0.08		-
Unit net cash costs	1.17	1.27		4.85
Depreciation, depletion and amortization	0.23	0.22		0.29
Noncash and other costs, net	0.15	0.15		0.10
Total unit costs	1.55	1.64		5.24
Revenue adjustments, primarily for hedging	0.15	0.15		-
Idle facility and other non-inventoriable costs	(0.10)	(0.11)		-
Gross profit per pound	$0.38	$0.28		$3.78

Reconciliation to Amounts Reported				Depreciation,
		Production		Depletion and
(In Millions)	Revenues	and Delivery		Amortization
Totals presented above	$1,230	$768		$131
Net noncash and other costs per above	N/A	87		N/A
Treatment charges per above	N/A	50		N/A
Revenue adjustments, primarily for hedging per above	88	N/A		N/A
Idle facility and other non-inventoriable costs per above	N/A	62		N/A
Eliminations and other	3	47		8
North America copper mines	1,321	1,014		139
South America mining	1,586	733		134
Indonesia mining	2,732	765		143
Africa mining	57	108		17
Molybdenum	332	300	d	22
Rod & Refining	1,366	1,357		4
Atlantic Copper Smelting & Refining	707	712		17
Corporate, other & eliminations	(1,815)	(1,599)		12
As reported in FCX’s consolidated financial statements	$6,286	$3,390	d	$488

a. Molybdenum by-product credits and revenues reflect volumes produced at market-based pricing and also include tolling revenues at Sierrita.
b. Includes gold and silver product revenues and production costs.
c. Reflects molybdenum produced by the North America copper mines.
d. Includes lower of cost or market (LCM) molybdenum inventory adjustments of $19 million.

XI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other a	Total

Revenues, excluding adjustments	$936	$936	$60	$996

Site production and delivery, before net noncash
and other costs shown below	379	356	26	382
By-product credits	(57)	-	-	-
Treatment charges	33	33	-	33
Net cash costs	355	389	26	415
Depreciation, depletion and amortization	59	57	2	59
Noncash and other costs, net	5	4	1	5
Total costs	419	450	29	479
Revenue adjustments, primarily for pricing
on prior period open sales	(114)	(114)	-	(114)
Other non-inventoriable costs	(6)	(5)	(1)	(6)
Gross profit	$397	$367	$30	$397

Copper sales (millions of recoverable pounds)	311	311

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.02	$3.02

Site production and delivery, before net noncash
and other costs shown below	1.22	1.14
By-product credits	(0.19)	-
Treatment charges	0.11	0.11
Unit net cash costs	1.14	1.25
Depreciation, depletion and amortization	0.19	0.18
Noncash and other costs, net	0.02	0.02
Total unit costs	1.35	1.45
Revenue adjustments, primarily for pricing
on prior period open sales	(0.37)	(0.37)
Other non-inventoriable costs	(0.02)	(0.02)
Gross profit per pound	$1.28	$1.18

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$996	$382	$59
Net noncash and other costs per above	N/A	5	N/A
Treatment charges per above	(33)	N/A	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	(114)	N/A	N/A
Other non-inventoriable costs per above	N/A	6	N/A
Eliminations and other	-	(4)	-
South America mining	849	389	59
North America copper mines	1,044	537	71
Indonesia mining	927	427	57
Africa mining	207	96	30
Molybdenum	325	190	12
Rod & Refining	1,129	1,121	2
Atlantic Copper Smelting & Refining	616	605	9
Corporate, other & eliminations	(1,233)	(1,313)	9
As reported in FCX’s consolidated financial statements	$3,864	$2,052	$249

a. Includes gold, silver and molybdenum product revenues and production costs.

XII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2009
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other a	Total

Revenues, excluding adjustments	$803	$803	$40	$843

Site production and delivery, before net noncash
and other costs shown below	364	346	19	365
By-product credits	(39)	-	-	-
Treatment charges	54	54	-	54
Net cash costs	379	400	19	419
Depreciation, depletion and amortization	69	67	2	69
Noncash and other costs, net	(2)	(1)	(1)	(2)
Total costs	446	466	20	486
Revenue adjustments, primarily for pricing
on prior period open sales	95	95	-	95
Other non-inventoriable costs	(8)	(5)	(3)	(8)
Gross profit	$444	$427	$17	$444

Copper sales (millions of recoverable pounds)	363	363

Gross profit per pound of copper:

Revenues, excluding adjustments	$2.22	$2.22

Site production and delivery, before net noncash
and other costs shown below	1.00	0.95
By-product credits	(0.10)	-
Treatment charges	0.15	0.15
Unit net cash costs	1.05	1.10
Depreciation, depletion and amortization	0.19	0.19
Noncash and other costs, net	(0.01)	-
Total unit costs	1.23	1.29
Revenue adjustments, primarily for pricing
on prior period open sales	0.26	0.26
Other non-inventoriable costs	(0.02)	(0.01)
Gross profit per pound	$1.23	$1.18

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$843	$365	$69
Net noncash and other costs per above	N/A	(2)	N/A
Treatment charges per above	(54)	N/A	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	95	N/A	N/A
Other non-inventoriable costs per above	N/A	8	N/A
Eliminations and other	-	(5)	-
South America mining	884	366	69
North America copper mines	703	461	64
Indonesia mining	1,610	415	78
Africa mining	57	92	14
Molybdenum	186	162	13
Rod & Refining	747	743	2
Atlantic Copper Smelting & Refining	415	419	9
Corporate, other & eliminations	(918)	(849)	7
As reported in FCX’s consolidated financial statements	$3,684	$1,809	$256

a. Includes gold, silver and molybdenum product revenues and production costs.

XIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Other a	Total

Revenues, excluding adjustments	$1,898	$1,898	$116	$2,014

Site production and delivery, before net noncash
and other costs shown below	746	704	49	753
By-product credits	(108)	-	-	-
Treatment charges	80	80	-	80
Net cash costs	718	784	49	833
Depreciation, depletion and amortization	119	115	5	120
Noncash and other costs, net	7	6	1	7
Total costs	844	905	55	960
Revenue adjustments, primarily for pricing
on prior period open sales	(17)	(17)	-	(17)
Other non-inventoriable costs	(14)	(12)	(2)	(14)
Gross profit	$1,023	$964	$59	$1,023

Copper sales (millions of recoverable pounds)	618	618

Gross profit per pound of copper:

Revenues, excluding adjustments	$3.07	$3.07

Site production and delivery, before net noncash
and other costs shown below	1.21	1.14
By-product credits	(0.18)	-
Treatment charges	0.13	0.13
Unit net cash costs	1.16	1.27
Depreciation, depletion and amortization	0.19	0.18
Noncash and other costs, net	0.01	0.01
Total unit costs	1.36	1.46
Revenue adjustments, primarily for pricing
on prior period open sales	(0.03)	(0.03)
Other non-inventoriable costs	(0.02)	(0.02)
Gross profit per pound	$1.66	$1.56

Reconciliation to Amounts Reported			Depreciation,
		Production	Depletion and
(In Millions)	Revenues	and Delivery	Amortization
Totals presented above	$2,014	$753	$120
Net noncash and other costs per above	N/A	7	N/A
Treatment charges per above	(80)	N/A	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	(17)	N/A	N/A
Other non-inventoriable costs per above	N/A	14	N/A
Eliminations and other	1	(9)	-
South America mining	1,918	765	120
North America copper mines	2,098	1,001	153
Indonesia mining	2,386	902	120
Africa mining	456	206	60
Molybdenum	600	375	25
Rod & Refining	2,202	2,188	4
Atlantic Copper Smelting & Refining	1,249	1,233	19
Corporate, other & eliminations	(2,682)	(2,700)	19
As reported in FCX’s consolidated financial statements	$8,227	$3,970	$520

a. Includes gold, silver and molybdenum product revenues and production costs.

XIV

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

South America Mining Product Revenues and Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2009
	By-Product	Co-Product Method
(In Millions)	Method	Copper		Other a	Total

Revenues, excluding adjustments	$1,497	$1,497		$84	$1,581

Site production and delivery, before net noncash
and other costs shown below	716	669		53	722
By-product credits	(78)	-		-	-
Treatment charges	102	102		-	102
Net cash costs	740	771		53	824
Depreciation, depletion and amortization	134	129		5	134
Noncash and other costs, net	3	4		(1)	3
Total costs	877	904		57	961
Revenue adjustments, primarily for pricing
on prior period open sales	106	106		-	106
Other non-inventoriable costs	(17)	(13)		(4)	(17)
Gross profit	$709	$686		$23	$709

Copper sales (millions of recoverable pounds)	713	713

Gross profit per pound of copper:

Revenues, excluding adjustments	$2.10	$2.10

Site production and delivery, before net noncash
and other costs shown below	1.00	0.94
By-product credits	(0.11)	-
Treatment charges	0.15	0.14
Unit net cash costs	1.04	1.08
Depreciation, depletion and amortization	0.19	0.18
Noncash and other costs, net	-	0.01
Total unit costs	1.23	1.27
Revenue adjustments, primarily for pricing
on prior period open sales	0.15	0.15
Other non-inventoriable costs	(0.03)	(0.02)
Gross profit per pound	$0.99	$0.96

Reconciliation to Amounts Reported				Depreciation,
		Production		Depletion and
(In Millions)	Revenues	and Delivery		Amortization
Totals presented above	$1,581	$722		$134
Net noncash and other costs per above	N/A	3		N/A
Treatment charges per above	(102)	N/A		N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	106	N/A		N/A
Other non-inventoriable costs per above	N/A	17		N/A
Eliminations and other	1	(9)		-
South America mining	1,586	733		134
North America copper mines	1,321	1,014		139
Indonesia mining	2,732	765		143
Africa mining	57	108		17
Molybdenum	332	300	b	22
Rod & Refining	1,366	1,357		4
Atlantic Copper Smelting & Refining	707	712		17
Corporate, other & eliminations	(1,815)	(1,599)		12
As reported in FCX’s consolidated financial statements	$6,286	$3,390	b	$488

a. Includes gold, silver and molybdenum product revenues and production costs.
b. Includes LCM molybdenum inventory adjustments of $19 million.

XV

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, excluding adjustments	$765	$765	$352	$14	$1,131

Site production and delivery, before net noncash
and other costs shown below	422	285	132	5	422
Gold and silver credits	(366)	-	-	-	-
Treatment charges	67	45	21	1	67
Royalty on metals	28	19	9	-	28
Net cash costs	151	349	162	6	517
Depreciation and amortization	57	38	17	2	57
Noncash and other costs, net	5	4	1	-	5
Total costs	213	391	180	8	579
Revenue adjustments, primarily for pricing on
prior period open sales	(109)	(109)	-	-	(109)
PT Smelting intercompany profit	17	11	5	1	17
Gross profit	$460	$276	$177	$7	$460

Copper sales (millions of recoverable pounds)	259	259
Gold sales (thousands of recoverable ounces)			276
Silver sales (thousands of recoverable ounces)				800

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, excluding adjustments	$2.95	$2.95	$1,235.26	$16.78

Site production and delivery, before net noncash
and other costs shown below	1.62	1.10	474.65	6.46
Gold and silver credits	(1.41)	-	-	-
Treatment charges	0.26	0.18	75.18	1.02
Royalty on metals	0.11	0.07	31.10	0.42
Unit net cash costs	0.58	1.35	580.93	7.90
Depreciation and amortization	0.22	0.15	63.62	0.87
Noncash and other costs, net	0.02	0.01	6.36	0.09
Total unit costs	0.82	1.51	650.91	8.86
Revenue adjustments, primarily for pricing on
prior period open sales	(0.42)	(0.42)	37.24	0.54
PT Smelting intercompany profit	0.06	0.04	18.86	0.26
Gross profit per pound/ounce	$1.77	$1.06	$640.45	$8.72

Reconciliation to Amounts Reported		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$1,131	$422	$57
Net noncash and other costs per above	N/A	5	N/A
Treatment charges per above	(67)	N/A	N/A
Royalty on metals per above	(28)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	(109)	N/A	N/A
Indonesia mining	927	427	57
North America copper mines	1,044	537	71
South America mining	849	389	59
Africa mining	207	96	30
Molybdenum	325	190	12
Rod & Refining	1,129	1,121	2
Atlantic Copper Smelting & Refining	616	605	9
Corporate, other & eliminations	(1,233)	(1,313)	9
As reported in FCX’s consolidated financial statements	$3,864	$2,052	$249

XVI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2009
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, excluding adjustments	$966	$966	$753	$23	$1,742

Site production and delivery, before net noncash
and other costs shown below	401	223	172	6	401
Gold and silver credits	(776)	-	-	-	-
Treatment charges	94	53	40	1	94
Royalty on metals	49	28	21	-	49
Net cash (credits) costs	(232)	304	233	7	544
Depreciation and amortization	78	44	33	1	78
Noncash and other costs, net	14	7	7	-	14
Total (credits) costs	(140)	355	273	8	636
Revenue adjustments, primarily for pricing on
prior period open sales	11	11	-	-	11
PT Smelting intercompany profit	(30)	(17)	(12)	(1)	(30)
Gross profit	$1,087	$605	$468	$14	$1,087

Copper sales (millions of recoverable pounds)	432	432
Gold sales (thousands of recoverable ounces)			811
Silver sales (thousands of recoverable ounces)				1,635

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, excluding adjustments	$2.24	$2.24	$932.32	$13.95

Site production and delivery, before net noncash
and other costs shown below	0.93	0.52	214.22	3.19
Gold and silver credits	(1.80)	-	-	-
Treatment charges	0.22	0.12	50.10	0.75
Royalty on metals	0.12	0.06	26.44	0.39
Unit net cash (credits) costs	(0.53)	0.70	290.76	4.33
Depreciation and amortization	0.18	0.10	41.45	0.62
Noncash and other costs, net	0.03	0.02	6.66	0.10
Total unit (credits) costs	(0.32)	0.82	338.87	5.05
Revenue adjustments, primarily for pricing on
prior period open sales	0.03	0.03	(4.04)	(0.12)
PT Smelting intercompany profit	(0.07)	(0.04)	(16.23)	(0.24)
Gross profit per pound/ounce	$2.52	$1.41	$573.18	$8.54

Reconciliation to Amounts Reported		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$1,742	$401	$78
Net noncash and other costs per above	N/A	14	N/A
Treatment charges per above	(94)	N/A	N/A
Royalty on metals per above	(49)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	11	N/A	N/A
Indonesia mining	1,610	415	78
North America copper mines	703	461	64
South America mining	884	366	69
Africa mining	57	92	14
Molybdenum	186	162	13
Rod & Refining	747	743	2
Atlantic Copper Smelting & Refining	415	419	9
Corporate, other & eliminations	(918)	(849)	7
As reported in FCX’s consolidated financial statements	$3,684	$1,809	$256

XVII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2010
	By-Product	Co-Product Method
(In Millions)	Method	Copper	Gold	Silver	Total

Revenues, excluding adjustments	$1,694	$1,694	$861	$35	$2,590

Site production and delivery, before net noncash
and other costs shown below	878	574	292	12	878
Gold and silver credits	(896)	-	-	-	-
Treatment charges	134	88	44	2	134
Royalty on metals	64	42	21	1	64
Net cash costs	180	704	357	15	1,076
Depreciation and amortization	120	78	40	2	120
Noncash and other costs, net	24	16	8	-	24
Total costs	324	798	405	17	1,220
Revenue adjustments, primarily for pricing on
prior period open sales	(6)	(6)	-	-	(6)
PT Smelting intercompany profit	29	19	9	1	29
Gross profit	$1,393	$909	$465	$19	$1,393

Copper sales (millions of recoverable pounds)	555	555
Gold sales (thousands of recoverable ounces)			734
Silver sales (thousands of recoverable ounces)				2,066

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, excluding adjustments	$3.05	$3.05	$1,170.67	$17.16

Site production and delivery, before net noncash
and other costs shown below	1.58	1.03	397.55	5.76
Gold and silver credits	(1.61)	-	-	-
Treatment charges	0.24	0.16	60.53	0.88
Royalty on metals	0.11	0.08	28.90	0.42
Unit net cash costs	0.32	1.27	486.98	7.06
Depreciation and amortization	0.22	0.14	54.28	0.79
Noncash and other costs, net	0.04	0.03	10.91	0.16
Total unit costs	0.58	1.44	552.17	8.01
Revenue adjustments, primarily for pricing on
prior period open sales	(0.01)	(0.01)	1.82	(0.16)
PT Smelting intercompany profit	0.05	0.04	13.05	0.19
Gross profit per pound/ounce	$2.51	$1.64	$633.37	$9.18

Reconciliation to Amounts Reported		Production	Depreciation,
		and	Depletion and
(In Millions)	Revenues	Delivery	Amortization
Totals presented above	$2,590	$878	$120
Net noncash and other costs per above	N/A	24	N/A
Treatment charges per above	(134)	N/A	N/A
Royalty on metals per above	(64)	N/A	N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	(6)	N/A	N/A
Indonesia mining	2,386	902	120
North America copper mines	2,098	1,001	153
South America mining	1,918	765	120
Africa mining	456	206	60
Molybdenum	600	375	25
Rod & Refining	2,202	2,188	4
Atlantic Copper Smelting & Refining	1,249	1,233	19
Corporate, other & eliminations	(2,682)	(2,700)	19
As reported in FCX’s consolidated financial statements	$8,227	$3,970	$520

XVIII

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Indonesia Mining Product Revenues and Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2009
	By-Product	Co-Product Method
(In Millions)	Method	Copper		Gold	Silver	Total

Revenues, excluding adjustments	$1,650	$1,650		$1,230	$40	$2,920

Site production and delivery, before net noncash
and other costs shown below	740	418		312	10	740
Gold and silver credits	(1,270)	-		-	-	-
Treatment charges	169	96		71	2	169
Royalty on metals	74	42		31	1	74
Net cash (credits) costs	(287)	556		414	13	983
Depreciation and amortization	143	81		60	2	143
Noncash and other costs, net	25	14		11	-	25
Total (credits) costs	(119)	651		485	15	1,151
Revenue adjustments, primarily for pricing on
prior period open sales	55	55		-	-	55
PT Smelting intercompany profit	(37)	(21)		(15)	(1)	(37)
Gross profit	$1,787	$1,033		$730	$24	$1,787

Copper sales (millions of recoverable pounds)	801	801
Gold sales (thousands of recoverable ounces)				1,332
Silver sales (thousands of recoverable ounces)					2,949

Gross profit per pound of copper/per ounce of gold and silver:

Revenues, excluding adjustments	$2.06	$2.06		$919.28	$13.35

Site production and delivery, before net noncash
and other costs shown below	0.92	0.52		233.90	3.46
Gold and silver credits	(1.58)	-		-	-
Treatment charges	0.21	0.12		53.44	0.79
Royalty on metals	0.09	0.05		23.48	0.35
Unit net cash (credits) costs	(0.36)	0.69		310.82	4.60
Depreciation and amortization	0.18	0.10		45.11	0.67
Noncash and other costs, net	0.03	0.02		7.99	0.12
Total unit (credits) costs	(0.15)	0.81		363.92	5.39
Revenue adjustments, primarily for pricing on
prior period open sales	0.07	0.07		4.12	0.32
PT Smelting intercompany profit	(0.05)	(0.03)		(11.81)	(0.17)
Gross profit per pound/ounce	$2.23	$1.29		$547.67	$8.11

Reconciliation to Amounts Reported		Production		Depreciation,
		and		Depletion and
(In Millions)	Revenues	Delivery		Amortization
Totals presented above	$2,920	$740		$143
Net noncash and other costs per above	N/A	25		N/A
Treatment charges per above	(169)	N/A		N/A
Royalty on metals per above	(74)	N/A		N/A
Revenue adjustments, primarily for pricing on
prior period open sales per above	55	N/A		N/A
Indonesia mining	2,732	765		143
North America copper mines	1,321	1,014		139
South America mining	1,586	733		134
Africa mining	57	108		17
Molybdenum	332	300	a	22
Rod & Refining	1,366	1,357		4
Atlantic Copper Smelting & Refining	707	712		17
Corporate, other & eliminations	(1,815)	(1,599)		12
As reported in FCX’s consolidated financial statements	$6,286	$3,390	a	$488

a. Includes LCM molybdenum inventory adjustments of $19 million.

XIX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues and Production Costs and Unit Net Cash Costs

Three Months Ended June 30, 2010
	By-Product		Co-Product Method
(In Millions)	Method		Copper	Cobalt	Total

Revenues, excluding adjustments	$163		$163	$48	$211

Site production and delivery, before net noncash
and other costs shown below	70		64	24	88
Cobalt credits	(30	)a	-	-	-
Royalties	3		2	1	3
Net cash costs	43		66	25	91
Depreciation, depletion and amortization	30		26	4	30
Noncash and other costs, net	3		2	1	3
Total costs	76		94	30	124
Revenue adjustments, primarily for pricing
on prior period open sales	-		-	-	-
Other non-inventoriable costs	(6)		(5)	(1)	(6)
Gross profit	$81		$64	$17	$81

Copper sales (millions of recoverable pounds)	55		55
Cobalt sales (millions of contained pounds)				4

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments	$2.96		$2.96	$12.74

Site production and delivery, before net noncash
and other costs shown below	1.27		1.15	6.63
Cobalt credits	(0.54	)a	-	-
Royalties	0.06		0.05	0.20
Unit net cash costs	0.79		1.20	6.83
Depreciation, depletion and amortization	0.55		0.47	1.13
Noncash and other costs, net	0.04		0.03	0.08
Total unit costs	1.38		1.70	8.04
Revenue adjustments, primarily for pricing
on prior period open sales	(0.01)		(0.01)	(0.02)
Other non-inventoriable costs	(0.10)		(0.09)	(0.22)
Gross profit per pound	$1.47		$1.16	$4.46

Reconciliation to Amounts Reported				Depreciation,
			Production	Depletion and
(In Millions)	Revenues		and Delivery	Amortization
Totals presented above	$211		$88	$30
Net noncash and other costs per above	N/A		3	N/A
Royalties per above	(3)		N/A	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	-		N/A	N/A
Other non-inventoriable costs per above	N/A		6	N/A
Eliminations and other	(1)		(1)	-
Africa mining	207		96	30
North America copper mines	1,044		537	71
South America mining	849		389	59
Indonesia mining	927		427	57
Molybdenum	325		190	12
Rod & Refining	1,129		1,121	2
Atlantic Copper Smelting & Refining	616		605	9
Corporate, other & eliminations	(1,233)		(1,313)	9
As reported in FCX’s consolidated financial statements	$3,864		$2,052	$249

a. Net of cobalt downstream processing and freight costs.

XX

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Africa Mining Product Revenues and Production Costs and Unit Net Cash Costs

Six Months Ended June 30, 2010
	By-Product		Co-Product Method
(In Millions)	Method		Copper	Cobalt	Total

Revenues, excluding adjustments	$377		$377	$87	$464

Site production and delivery, before net noncash
and other costs shown below	160		151	40	191
Cobalt credits	(56	)a	-	-	-
Royalties	8		7	1	8
Net cash costs	112		158	41	199
Depreciation, depletion and amortization	60		49	11	60
Noncash and other costs, net	4		3	1	4
Total costs	176		210	53	263
Revenue adjustments, primarily for pricing
on prior period open sales	-		-	-	-
Other non-inventoriable costs	(12)		(10)	(2)	(12)
Gross profit	$189		$157	$32	$189

Copper sales (millions of recoverable pounds)	121		121
Cobalt sales (millions of contained pounds)				7

Gross profit per pound of copper/cobalt:

Revenues, excluding adjustments	$3.12		$3.12	$11.91

Site production and delivery, before net noncash
and other costs shown below	1.32		1.25	5.73
Cobalt credits	(0.46	)a	-	-
Royalties	0.07		0.05	0.21
Unit net cash costs	0.93		1.30	5.94
Depreciation, depletion and amortization	0.49		0.41	1.53
Noncash and other costs, net	0.03		0.03	0.09
Total unit costs	1.45		1.74	7.56
Revenue adjustments, primarily for pricing
on prior period open sales	-		-	0.51
Other non-inventoriable costs	(0.10)		(0.08)	(0.30)
Gross profit per pound	$1.57		$1.30	$4.56

Reconciliation to Amounts Reported				Depreciation,
			Production	Depletion and
(In Millions)	Revenues		and Delivery	Amortization
Totals presented above	$464		$191	$60
Net noncash and other costs per above	N/A		4	N/A
Royalties per above	(8)		N/A	N/A
Revenue adjustments, primarily for pricing on prior
period open sales per above	-		N/A	N/A
Other non-inventoriable costs per above	N/A		12	N/A
Eliminations and other	-		(1)	-
Africa mining	456		206	60
North America copper mines	2,098		1,001	153
South America mining	1,918		765	120
Indonesia mining	2,386		902	120
Molybdenum	600		375	25
Rod & Refining	2,202		2,188	4
Atlantic Copper Smelting & Refining	1,249		1,233	19
Corporate, other & eliminations	(2,682)		(2,700)	19
As reported in FCX’s consolidated financial statements	$8,227		$3,970	$520

a. Net of cobalt downstream processing and freight costs.

XXI

FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Henderson Molybdenum Mine Product Revenues and Production Costs and Unit Net Cash Costs

	Three Months Ended June 30,
(In Millions)	2010	2009a

Revenues, excluding adjustments	$177	$62

Site production and delivery, before net noncash
and other costs shown below	48	34
Treatment charges and other	11	7
Net cash costs	59	41
Depreciation, depletion and amortization	8	6
Noncash and other costs, net	-	-
Total costs	67	47
Gross profitb	$110	$15

Molybdenum sales (millions of recoverable pounds)	11	6

Gross profit per pound of molybdenum:

Revenues, excluding adjustments	$17.36	$10.96

Site production and delivery, before net noncash
and other costs shown below	4.65	5.99
Treatment charges and other	1.08	1.10
Unit net cash costs	5.73	7.09
Depreciation, depletion and amortization	0.82	1.00
Noncash and other costs, net	0.02	0.07
Total unit costs	6.57	8.16
Gross profit per pound	$10.79	$2.80

Reconciliation to Amounts Reported
(In Millions)			Depreciation,
		Production	Depletion and
Three Months Ended June 30, 2010	Revenues	and Delivery	Amortization
Totals presented above	$177	$48	$8
Treatment charges and other per above	(11)	N/A	N/A
Net noncash and other costs per above	N/A	-	N/A
Henderson mine	166	48	8
Other molybdenum operations and eliminationsc	159	142	4
Molybdenum	325	190	12
North America copper mines	1,044	537	71
South America mining	849	389	59
Indonesia mining	927	427	57
Africa mining	207	96	30
Rod & Refining	1,129	1,121	2
Atlantic Copper Smelting & Refining	616	605	9
Corporate, other & eliminations	(1,233)	(1,313)	9
As reported in FCX’s consolidated financial statements	$3,864	$2,052	$249

Three Months Ended June 30, 2009
Totals presented above	$62	$34	$6
Treatment charges and other per above	(7)	N/A	N/A
Net noncash and other costs per above	N/A	-	N/A
Henderson mine	55	34	6
Other molybdenum operations and eliminationsc	131	128	7
Molybdenum	186	162	13
North America copper mines	703	461	64
South America mining	884	366	69
Indonesia mining	1,610	415	78
Africa mining	57	92	14
Rod & Refining	747	743	2
Atlantic Copper Smelting & Refining	415	419	9
Corporate, other & eliminations	(918)	(849)	7
As reported in FCX’s consolidated financial statements	$3,684	$1,809	$256

a. Revenues and costs were adjusted to include freight and downstream conversion costs in net cash costs; gross profit was not affected by these adjustments.
b. Gross profit reflects sales of Henderson products based on volumes produced at market-based pricing.  On a consolidated basis, the Molybdenum segment includes profits on sales as they are made to third parties and realizations based on actual contract terms.  As a result, the actual gross profit realized will differ from the amounts reported in this table.

c. Primarily includes amounts associated with the molybdenum sales company, which includes sales of molybdenum produced as a by-product at the North and South America copper mines.

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FREEPORT-McMoRan COPPER & GOLD INC.
PRODUCT REVENUES AND PRODUCTION COSTS (continued)

Henderson Molybdenum Mine Product Revenues and Production Costs and Unit Net Cash Costs

	Six Months Ended June 30,
(In Millions)	2010	2009a

Revenues, excluding adjustments	$316	$139

Site production and delivery, before net noncash
and other costs shown below	90	71
Treatment charges and other	21	14
Net cash costs	111	85
Depreciation, depletion and amortization	16	12
Noncash and other costs, net	1	-
Total costs	128	97
Gross profitb	$188	$42

Molybdenum sales (millions of recoverable pounds)	20	13

Gross profit per pound of molybdenum:

Revenues, excluding adjustments	$16.06	$11.32

Site production and delivery, before net noncash
and other costs shown below	4.57	5.78
Treatment charges and other	1.08	1.09
Unit net cash costs	5.65	6.87
Depreciation, depletion and amortization	0.83	0.96
Noncash and other costs, net	0.03	0.05
Total unit costs	6.51	7.88
Gross profit per pound	$9.55	$3.44

Reconciliation to Amounts Reported
(In Millions)				Depreciation,
		Production		Depletion and
Six Months Ended June 30, 2010	Revenues	and Delivery		Amortization
Totals presented above	$316	$90		$16
Treatment charges and other per above	(21)	N/A		N/A
Net noncash and other costs per above	N/A	1		N/A
Henderson mine	295	91		16
Other molybdenum operations and eliminationsc	305	284		9
Molybdenum	600	375		25
North America copper mines	2,098	1,001		153
South America mining	1,918	765		120
Indonesia mining	2,386	902		120
Africa mining	456	206		60
Rod & Refining	2,202	2,188		4
Atlantic Copper Smelting & Refining	1,249	1,233		19
Corporate, other & eliminations	(2,682)	(2,700)		19
As reported in FCX’s consolidated financial statements	$8,227	$3,970		$520

Six Months Ended June 30, 2009
Totals presented above	$139	$71		$12
Treatment charges and other per above	(14)	N/A		N/A
Net noncash and other costs per above	N/A	-		N/A
Henderson mine	125	71		12
Other molybdenum operations and eliminationsc	207	229	d	10
Molybdenum	332	300		22
North America copper mines	1,321	1,014		139
South America mining	1,586	733		134
Indonesia mining	2,732	765		143
Africa mining	57	108		17
Rod & Refining	1,366	1,357		4
Atlantic Copper Smelting & Refining	707	712		17
Corporate, other & eliminations	(1,815)	(1,599)		12
As reported in FCX’s consolidated financial statements	$6,286	$3,390	d	$488

a. Revenues and costs were adjusted to include freight and downstream conversion costs in net cash costs; gross profit was not affected by these adjustments.
b. Gross profit reflects sales of Henderson products based on volumes produced at market-based pricing.  On a consolidated basis, the Molybdenum segment includes profits on sales as they are made to third parties and realizations based on actual contract terms.  As a result, the actual gross profit realized will differ from the amounts reported in this table.

c. Primarily includes amounts associated with the molybdenum sales company, which includes sales of molybdenum produced as a by-product at the North and South America copper mines.
d. Includes LCM molybdenum inventory adjustments of $19 million.

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FREEPORT-McMoRan COPPER & GOLD INC.
PROVISION FOR INCOME TAXES

PROVISION FOR INCOME TAXES
FCX’s income tax provision for the second quarter of 2010 resulted from taxes on international operations ($382 million) and U.S. operations ($51 million).  FCX’s income tax provision for the first six months of 2010 resulted from taxes on international operations ($979 million) and U.S. operations ($132 million).  As presented in the table below, FCX’s consolidated effective income tax rate was 35 percent for the first six months of 2010, which is consistent with the U.S. federal statutory rate.

FCX’s income tax provision for the second quarter of 2009 resulted from taxes on international operations ($538 million) and U.S. operations ($4 million).  FCX’s income tax provision for the first six months of 2009 resulted from taxes on international operations ($868 million) and U.S. operations ($5 million).  During the first half of 2009, FCX did not record a benefit for losses generated in the U.S., and those losses could not be used to offset income generated from international operations.  These factors combined with the high proportion of income earned in Indonesia, which was taxed at an effective tax rate of 43 percent, caused FCX’s consolidated effective income tax rate of 47 percent for the first six months of 2009 to be higher than the U.S. federal statutory rate of 35 percent.

Summaries of the approximate amounts in the calculation of FCX’s consolidated provision for income taxes follow (in millions, except percentages):

	Three Months Ended June 30,
	2010			2009
			Income Tax			Income Tax
	Income	Effective	(Provision)	Income	Effective	(Provision)
	(Loss)a	Tax Rate	Benefit	(Loss)a	Tax Rate	Benefit
U.S.	$257	20%	$(51)	$(30)	(13)%	$(4)
South America	399	34%	(134)	441	31%	(137)
Indonesia	440	40%	(177)	1,070	43%	(461)
Africa	57	32%	(18)	(84)	30%	25
Eliminations and other	108	N/A	(53)	(50)	N/A	35
Consolidated FCX	$1,261	34%	$(433)	$1,347	40%	$(542)

	Six Months Ended June 30,
	2010			2009
			Income Tax			Income Tax
	Income	Effective	(Provision)	Income	Effective	(Provision)
	(Loss)a	Tax Rate	Benefit	(Loss)a	Tax Rate	Benefit
U.S.	$586	23%	$(132)	$(318)	(2)%	$(5)
South America	1,022	32%	(331)	694	32%	(221)
Indonesia	1,349	42%	(570)	1,759	43%	(749)
Africa	142	30%	(43)	(86)	30%	26
Eliminations and other	50	N/A	(24)	(175)	N/A	56
Annualized rate adjustmentb	N/A	N/A	(11)	N/A	N/A	20
Consolidated FCX	$3,149	35%c	$(1,111)	$1,874	47%	$(873)

a.	Represents income (loss) by geographic location before income taxes and equity in affiliated companies’ net earnings.

b.	In accordance with applicable accounting rules, FCX adjusts its interim provision for income taxes to equal its estimated annualized tax rate.

c.
FCX’s estimated consolidated effective tax rate for 2010 will vary with commodity price changes and the mix of income from international and U.S. operations.  Assuming average prices of $3.00 per pound for copper, $1,200 per ounce for gold, $14 per pound for molybdenum for the second half of 2010 and using current 2010 sales and costs estimates, FCX estimates its annual consolidated effective tax rate will approximate 36 percent.

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FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS

FCX has organized its operations into five primary divisions – North America copper mines, South America mining, Indonesia mining, Africa mining and Molybdenum operations.  Notwithstanding this structure, FCX internally reports information on a mine-by-mine basis.  Therefore, FCX concluded that its operating segments include individual mines.  Operating segments that meet certain thresholds are reportable segments.  Further discussion of the reportable segments included in FCX’s primary operating divisions, as well as FCX’s other reportable segments – Rod & Refining and Atlantic Copper Smelting & Refining – follows.

North America Copper Mines.  FCX has six operating copper mines in North America – Morenci, Sierrita, Bagdad, Safford, Miami and Tyrone.  The North America copper mines include Morenci as a reportable segment.  Other North America copper mines include FCX’s other southwestern U.S. copper mines, including mines on care-and-maintenance status.  In addition to copper, the Sierrita and Bagdad mines produce molybdenum concentrates as a by-product.

South America.  South America mining includes four operating copper mines – Cerro Verde in Peru, and Candelaria, Ojos del Salado and El Abra in Chile.  South America mining includes Cerro Verde as a reportable segment.  In addition to copper, the Cerro Verde mine produces molybdenum concentrates as a by-product.  Other South America mining includes FCX’s Chilean copper mines.  In addition to copper, the Candelaria and Ojos del Salado mines produce gold and silver as by-products.

Indonesia.  Indonesia mining includes PT Freeport Indonesia’s Grasberg minerals district.  PT Freeport Indonesia produces copper concentrates, which contain significant quantities of gold and silver.

Africa.  Africa mining includes the Tenke Fungurume copper and cobalt mining concession in the Katanga province of the Democratic Republic of Congo.  The Tenke Fungurume mine produces copper cathode and cobalt hydroxide.  Copper cathode production commenced in March 2009 and the first copper cathode was sold in the second quarter of 2009.  The cobalt plant and sulphuric acid plant were commissioned in the third quarter of 2009.

Molybdenum.  The Molybdenum segment includes the Henderson molybdenum mine in Colorado and related conversion facilities.  The Molybdenum segment also includes a sales company that purchases and sells molybdenum from the Henderson mine as well as from FCX’s North and South America copper mines that produce molybdenum as a by-product.

Rod & Refining.  The Rod & Refining segment consists of copper conversion facilities located in North America, including a refinery, three rod mills and a specialty copper products facility.  These operations process copper produced at FCX’s North America mines and purchased copper into copper cathode, rod and custom copper shapes.  At times these operations refine copper and produce copper rod and shapes for customers on a toll basis.

Atlantic Copper Smelting & Refining.  Atlantic Copper, FCX’s wholly owned smelting unit in Spain, smelts and refines copper concentrates and markets refined copper and precious metals in slimes.

Intersegment Sales.  Intersegment sales between FCX’s operations are based on similar arms-length transactions with third parties at the time of the sale.  Intersegment sales may not be reflective of the actual prices ultimately realized because of a variety of factors, including additional processing, timing of sales to unaffiliated customers and transportation premiums.

Allocations.  FCX allocates certain operating costs, expenses and capital expenditures to the operating divisions and individual segments.  However, not all costs and expenses applicable to a mine or operation are allocated.  All U.S. federal and state income taxes are recorded and managed at the corporate level, whereas foreign income taxes are recorded and managed at the applicable mine or operation.  In addition, most exploration and research activities are managed at the corporate level, and those costs along with some selling, general and administrative costs are not allocated to the operating divisions or segments.  Accordingly, the following segment information reflects management determinations that may not be indicative of what the actual financial performance of each operating division or segment would be if it was an independent entity.

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FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

(in millions)	North America Copper Mines			South America			Indonesia		Africa
													Atlantic
													Copper	Corporate,
		Other		Cerro	Other						Molyb-	Rod &	Smelting	Other &	FCX
Three Months Ended June 30, 2010	Morenci	Mines	Total	Verde	Mines	Total	Grasberg		Tenke		denum	Refining	& Refining	Eliminations	Total
Revenues:
Unaffiliated customers	$1	$1	$2	$274	$453	$727	$871	a	$207		$325	$1,123	$616	$(7)	$3,864
Intersegment	386	656	1,042	108	14	122	56		-		-	6	-	(1,226)	-
Production and delivery	177	360	537	148	241	389	427		96		190	1,121	605	(1,313)	2,052
Depreciation, depletion and amortization	35	36	71	33	26	59	57		30		12	2	9	9	249
Selling, general and administrative expenses	-	-	-	-	-	-	23		-		3	-	4	71	101
Exploration and research expenses	-	-	-	-	-	-	-		-		-	-	-	38	38
Operating income (loss)	175	261	436	201	200	401	420		81		120	6	(2)	(38)	1,424

Interest expense, net	-	3	3	-	-	-	-		-		-	-	3	116	122
Provision for income taxes	-	-	-	68	66	134	177		18		-	-	-	104	433
Total assets at June 30, 2010	1,882	4,218	6,100	4,318	2,744	7,062	4,703		3,458		1,781	306	934	1,635	25,979
Capital expenditures	12	50	62	19	87	106	97		11		5	1	3	11	296

Three Months Ended June 30, 2009
Revenues:
Unaffiliated customers	$18	$27	$45	$342	$465	$807	$1,430	a	$57		$186	$741	$415	$3	$3,684
Intersegment	234	424	658	70	7	77	180		-		-	6	-	(921)	-
Production and delivery	144	317	461	153	213	366	415		92	b	162	743	419	(849)	1,809
Depreciation, depletion and amortization	34	30	64	40	29	69	78		14		13	2	9	7	256
Selling, general and administrative expenses	-	-	-	-	-	-	22		-		3	-	5	59	89
Exploration and research expenses	-	-	-	-	-	-	-		-		-	-	-	24	24
Restructuring and other charges	2	-	2	-	(6)	(6)	-		-		-	-	-	2	(2)
Operating income (loss)	72	104	176	219	236	455	1,095		(49)		8	2	(18)	(161)	1,508

Interest expense, net	1	4	5	-	-	-	-		3		-	-	1	149	158
Provision for (benefit from) income taxes	-	-	-	67	70	137	461		(25)		-	-	-	(31)	542
Total assets at June 30, 2009	2,022	4,023	6,045	4,016	2,535	6,551	5,312		3,160		1,750	292	842	672	24,624
Capital expenditures	5	23	28	33	4	37	73		207		16	3	6	5	375

a. Includes PT Freeport Indonesia’s sales to PT Smelting totaling $373 million in second-quarter 2010 and $563 million in second-quarter 2009.
b. Includes charges totaling $49 million associated with Tenke Fungurume’s project start-up costs.

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FREEPORT-McMoRan COPPER & GOLD INC.
BUSINESS SEGMENTS
(continued)

(in millions)	North America Copper Mines			South America			Indonesia		Africa
													Atlantic
													Copper	Corporate,
		Other		Cerro	Other						Molyb-	Rod &	Smelting	Other &	FCX
Six Months Ended June 30, 2010	Morenci	Mines	Total	Verde	Mines	Total	Grasberg		Tenke		denum	Refining	& Refining	Eliminations	Total
Revenues:
Unaffiliated customers	$10	$16	$26	$732	$950	$1,682	$2,032	a	$456		$600	$2,189	$1,249	$(7)	$8,227
Intersegment	742	1,330	2,072	191	45	236	354		-		-	13	-	(2,675)	-
Production and delivery	323	678	1,001	319	446	765	902		206		375	2,188	1,233	(2,700)	3,970
Depreciation, depletion and amortization	77	76	153	67	53	120	120		60		25	4	19	19	520
Selling, general and administrative expenses	-	-	-	-	-	-	52		-		6	-	10	128	196
Exploration and research expenses	-	-	-	-	-	-	-		-		1	-	-	68	69
Operating income (loss)	352	592	944	537	496	1,033	1,312		190		193	10	(13)	(197)	3,472

Interest expense, net	2	6	8	-	-	-	-		2		-	-	5	252	267
Provision for income taxes	-	-	-	173	158	331	570		43		-	-	-	167	1,111
Capital expenditures	15	66	81	31	123	154	195		50		12	2	12	21	527

Six Months Ended June 30, 2009
Revenues:
Unaffiliated customers	$39	$50	$89	$588	$803	$1,391	$2,350	a	$57		$332	$1,354	$707	$6	$6,286
Intersegment	446	786	1,232	147	48	195	382		-		-	12	-	(1,821)	-
Production and delivery	334	680	1,014	302	431	733	765		108	b	281	1,357	712	(1,599)	3,371
Depreciation, depletion and amortization	70	69	139	75	59	134	143		17		22	4	17	12	488
Lower of cost or market inventory adjustments	-	-	-	-	-	-	-		-		19	-	-	-	19
Selling, general and administrative expenses	-	-	-	-	-	-	40		-		7	-	7	97	151
Exploration and research expenses	-	-	-	-	-	-	-		-		-	-	-	54	54
Restructuring and other charges	26	(2)	24	-	-	-	-		-		(1)	(2)	-	2	23
Operating income (loss)	55	89	144	358	361	719	1,784		(68)		4	7	(29)	(381)	2,180

Interest expense, net	2	6	8	-	1	1	1		3		-	-	2	274	289
Provision for (benefit from) income taxes	-	-	-	114	107	221	749		(26)		-	-	-	(71)	873
Capital expenditures	34	66	100	70	41	111	128		458		60	6	12	19	894

a. Includes PT Freeport Indonesia’s sales to PT Smelting totaling $859 million in the 2010 six-month period and $826 million in the 2009 six-month period.
b. Includes charges totaling $49 million associated with Tenke Fungurume’s project start-up costs.

XXVII